UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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      NESS TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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Ness Tower Atidim High-Tech Industrial Park Building 4 Tel Aviv 61580, Israel
April 27, 2010

Dear Stockholders:

It is our pleasure to invite you to the 2010 Annual Meeting of Stockholders of Ness Technologies. We will hold the meeting on Monday, June 7, 2010, at 2:00 p.m. local time, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, 2nd Floor, New York, NY 10022.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares by completing, signing and dating the proxy card or voting instruction card and returning it in the prepaid envelope.

Thank you for your ongoing support of and continued interest in Ness Technologies.

Sincerely,

Aharon Fogel Chairman of the Board	Sachi Gerlitz President and Chief Executive Officer

NESS TECHNOLOGIES, INC. AND SUBSIDIARIES

Ness Technologies, Inc.
Ness Tower
Atidim High-Tech Industrial Park, Building 4
Tel Aviv 61580, Israel

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	2:00 p.m., local time, on Monday, June 7, 2010
Place	The offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, 2nd Floor, New York, NY 10022
Items of Business	1. To elect eight directors
2. To approve an amendment to the Amended and Restated 2007 Stock Incentive Plan
3. To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2010
4. To consider such other business as may properly come before the meeting
Adjournments and Postponements	Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Record Date	You are entitled to vote only if you were a stockholder of Ness Technologies as of the close of business on April 12, 2010.
Meeting Admission	You are entitled to attend the annual meeting only if you were a stockholder of Ness Technologies as of the close of business on April 12, 2010 or hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your ownership will be verified against the list of stockholders of record on the record date prior to your being admitted to the meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 12, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting. If you intend to vote shares you hold beneficially in street name with a broker, trustee or nominee, you will also need to obtain and present a “legal proxy” from the broker, trustee or nominee that holds your shares, which will give you the right to vote the shares at the annual meeting. The annual meeting will begin promptly at 2:00 p.m., local time. You should allow adequate time for the check-in procedures.
Voting	Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may submit your proxy or voting instructions for the annual meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and the Annual Meeting” beginning on page 3 of this proxy statement and the instructions on the proxy or voting instruction card.

By order of the Board of Directors,

Ilan Rotem
Chief Legal Officer and Secretary

This notice of annual meeting, proxy statement and form of proxy are first being distributed on or about April 27, 2010.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 7, 2010

This proxy statement, our form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009 are available on the Internet at the following address:

http://proxymaterials.ness.com

PROXY STATEMENT

In this Proxy Statement, we use the terms “Ness,” “we,” “our,” “us” and “the company” to refer to Ness Technologies, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why did I receive this proxy statement?
A:	The board of directors is soliciting your proxy to vote at the annual meeting because you were a stockholder at the close of business on April 12, 2010, the record date, and are entitled to vote at the meeting.

This proxy statement and 2009 annual report, along with either a proxy card or a voting instruction card, are being mailed to stockholders beginning April 27, 2010. The proxy statement summarizes the information you need to know to vote at the annual meeting. You do not need to attend the annual meeting to vote your shares.

Q:	What information is contained in this proxy statement?
A:	The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our board and board committees, the compensation of directors, the principal executive and financial officers and the other three most highly paid executive officers for fiscal 2009, and certain other required information.
Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.
Q:	How may I obtain an additional set of proxy materials?
A:	All stockholders also may write to us to request an additional copy of these materials. The address is:

Investor Relations
Ness Technologies
3 University Plaza, Suite 600
Hackensack, NJ 07601 USA

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The proxy statement, annual report and proxy card have been sent directly to you by Ness.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet, if they offer that alternative. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	What am I voting on?
A:	You are voting on the following proposals:
•	To elect eight directors
•	To approve an amendment to the Amended and Restated 2007 Stock Incentive Plan
•	To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2010
•	To consider such other business as may properly come before the meeting

The board recommends a vote FOR each of the nominees to the board of directors, FOR the amendment to the Amended and Restated 2007 Stock Incentive Plan and FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:	How do I vote?
A:	You may vote using any of the following methods:
•	Proxy card or voting instruction card. Be sure to complete, sign and date the card and return it in the prepaid envelope.
•	By telephone or the Internet. This is allowed if you are a beneficial owner of shares and your broker, bank or nominee offers this alternative.
•	In person at the annual meeting. All stockholders may vote in person at the annual meeting. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.
Q:	What can I do if I change my mind after I vote my shares?
A:	If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the annual meeting by:
•	sending a written notice of revocation to the Secretary of Ness;
•	submitting a new, proper proxy after the date of the revoked proxy; or
•	attending the annual meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question. Attendance at the annual meeting will not, by itself, revoke a proxy.

Q:	What if I return a signed proxy card, but do not vote for some of the matters listed on the proxy card?
A:	If you return a signed proxy card without indicating your vote, your shares will be voted in accordance with the board’s recommendations as follows: FOR each of the nominees to the board of directors; FOR the amendment to the Amended and Restated 2007 Stock Incentive
Plan; and FOR the ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
Q:	Can my broker vote my shares for me on the election of directors?
A:	No. Please note that this year the rules that govern how most brokers vote your shares have changed. Brokers that are members of the New York Stock Exchange (“NYSE”) may no longer use discretionary authority to vote shares on the election of directors if they have not received instructions from their clients. Most brokerage firms are members of the NYSE, so this rule will likely affect you. Please vote your proxy so your vote can be counted.
Q:	Can my shares be voted if I do not return my proxy card or voting instruction card and do not attend the annual meeting?
A:	If you do not vote your shares held of record (registered directly in your name, not in the name of a bank or broker), your shares will not be voted.

If you do not vote your shares held beneficially in street name with a broker, your broker will likely only be permitted to vote your shares on matters that the NYSE has ruled “discretionary.” The election of the nominees to the board of directors and the amendment to the Amended and Restated 2007 Stock Incentive Plan are not discretionary matters, and therefore most brokers will not be able to vote your shares for the election of directors or the amendment to the Amended and Restated 2007 Stock Incentive Plan if you fail to provide instructions. If your broker is not able to vote your shares, they will constitute “broker non-votes,” which are counted for the purposes of determining the presence of a quorum, but otherwise do not affect the outcome of any matter being voted on at the meeting.

Q:	What is the voting requirement to elect the directors and to approve each of the proposals?
A:	In the election of directors, each director receiving a plurality of affirmative “FOR” votes will be elected. You may withhold votes from any or all nominees.

All other proposals require the affirmative “FOR” vote of a majority of the votes cast on the matter. Thus, abstentions will not affect the outcome of the vote on the proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is present.

Q:	What happens if a nominee for director does not stand for election?
A:	If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remainder of nominees and may be voted for substitute nominees in place of those who do not stand. We have no reason to expect that any of the nominees will not stand for election.
Q:	How many votes do I have?
A:	You are entitled to one vote for each share of common stock that you hold.
Q:	Is cumulative voting permitted for the election of directors?
A:	We do not use cumulative voting for the election of directors.
Q:	What happens if additional matters are presented at the annual meeting?
A:	Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Mr. Gerlitz, Mr. Segev and Mr. Rotem, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any nominee does not stand for election, any proxies we receive will be voted in favor of the remainder of nominees and may be voted for substitute nominees in place of those who do not stand.
Q:	How many shares must be present or represented to conduct business at the annual meeting?
A:	A quorum will be present if at least a majority of the outstanding shares of our common stock entitled to be voted is represented at the annual meeting, either in person or by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum. As of April 12, 2010, 38,282,590 shares of our common stock were issued and outstanding.
Q:	How can I attend the annual meeting?
A:	You are entitled to attend the annual meeting only if you were a Ness stockholder or joint holder as of the close of business on April 12, 2010 or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. In addition, if you are a stockholder of record, your name will be verified against the list of stockholders of record on the record date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to April 12, 2010, a copy of the voting instruction card provided by your broker, trustee or nominee, or similar evidence of ownership. If you do not provide photo identification and comply with the other procedures outlined above, you will not be admitted to the annual meeting.

The meeting will begin promptly at 2:00 p.m., local time. You should allow adequate time for the check-in procedures.

Q:	How can I vote my shares in person at the annual meeting?
A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy card or voting instruction card as described herein so that your vote will be counted if you later decide not to attend the meeting.
Q:	What is the deadline for voting my shares?
A:	If you hold shares as the stockholder of record, your vote by proxy must be received before the polls close at the annual meeting.

If you hold shares beneficially in street name with a broker, trustee or nominee, please follow the voting instructions provided by your broker, trustee or nominee. You may vote your shares in person at the annual meeting, only if at the annual meeting you provide a legal proxy obtained from your broker, trustee or nominee.

Q:	Is my vote confidential?
A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Ness or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management.
Q:	How are votes counted?
A:	For the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to “ABSTAIN,” the abstention will be counted for the purpose of establishing a quorum, but otherwise will have no effect on the outcome of the vote.

Q:	Where can I find the voting results of the annual meeting?
A:	We intend to announce preliminary voting results at the annual meeting and publish final results in a current report on Form 8-K within 4 business days after the annual meeting.
Q:	When are stockholder proposals due for the 2011 annual meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing to:

Chief Legal Officer and Secretary
Ness Technologies
Ness Tower
Atidim High-Tech Industrial Park, Building 4
Tel Aviv 61580, Israel

and received at this address by December 28, 2010.

Our by-laws require that any stockholder proposal that is not submitted for inclusion in next year’s proxy statement under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but is instead sought to be presented directly at the 2011 annual meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the 2010 annual meeting. As a result, proposals submitted pursuant to these provisions of our by-laws must be received no sooner than by the start of business on February 7, 2011 and not later than by the close of business on March 9, 2011. Proposals should be sent to the address and in the manner set forth above and should include the information set forth in our by-laws, which are posted on our web site, investor.ness.com.

Q:	Are there any stockholders who own more than 5 percent of Ness’ shares?
A:	According to filings made with the Securities and Exchange Commission (the “SEC”) on or before April 12, 2010, five entities each own over 5 percent of our outstanding common stock. See “Voting Securities and Principal Holders Thereof” on page 25 for more information.
Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	Ness Technologies is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.
Q:	How can I obtain Ness’ corporate governance information?
A:	The following information is available on our web site, investor.ness.com, and is also available in print to any stockholder who requests it:
•	Amended and Restated Certificate of Incorporation of Ness Technologies
•	Amended and Restated By-Laws of Ness Technologies
•	Our board committee charters: Audit Committee, Nominating and Governance Committee, and Stock Option and Compensation Committee
•	Board committee composition
•	Our Code of Business Conduct and Ethics
•	Our policy regarding stockholder communications with the board

Q:	How may I obtain Ness’ 2009 Annual Report on Form 10-K and other financial information?
A:	A copy of our 2009 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of our 2009 Annual Report on Form 10-K and other financial information from:

Investor Relations
Ness Technologies
3 University Plaza, Suite 600
Hackensack, NJ 07601 USA
+1 (201) 488-3262

Alternatively, current and prospective investors can access the Form 10-K and other financial information on our Investor Relations web site at investor.ness.com.

We will also furnish any exhibit to the 2009 Annual Report on Form 10-K if specifically requested. Our SEC filings are also available free of charge at the SEC’s web site, www.sec.gov.

Q:	What if I have questions for Ness’ transfer agent?
A:	Please contact our transfer agent, at the telephone number or address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.

American Stock Transfer & Trust Company
59 Maiden Lane, Plaza Level
New York, NY 10038

Telephone: (800) 937-5449 (U.S. and Canada)
Telephone: +1 (718) 921-8124 (international)
Fax: +1 (718) 236-2641

Q:	Who can help answer my questions?
A:	If you have any questions about the annual meeting or how to vote or revoke your proxy, you should contact us at:

Investor Relations
Ness Technologies
3 University Plaza, Suite 600
Hackensack, NJ 07601 USA
+1 (201) 488-3262

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Leadership and Structure

As of the date of this proxy statement, our board has eight directors and the following three standing committees: Audit Committee, Nominating and Governance Committee, and Stock Option and Compensation Committee (the “Compensation Committee”). In addition, the board from time to time establishes special purpose committees.

Historically and currently, it is the policy of the board that the position of chairman remain separate from the position of president and chief executive officer. Pursuant to our corporate governance guidelines, the duties of the chairman include providing leadership to the board in managing the business of the board and ensuring that there is an effective structure for the operations of the board and its committees. The board believes that its leadership structure is appropriate given the varied expertise of our board members and management, our status as a publicly-traded company on the Nasdaq Global Select Market stock exchange, and the experience and tenure of a majority of our board members.

Each director is elected annually to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified.

During 2009, the board held eight meetings. Each director attended at least 75% of all board meetings (during the period when he was a director) and applicable committee meetings (during the periods when he was a committee member). From time to time, the members of the board of directors and committees thereof also acted by unanimous written consent pursuant to the laws of the State of Delaware.

We have no written policy regarding board member attendance at annual meetings. No board members were present at our 2009 annual meeting of stockholders.

Director Independence

The board of directors has determined that to be considered independent, an outside director may not have a direct or indirect material relationship with Ness. A material relationship is one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of Ness and its stockholders. In determining whether a material relationship exists, the board considers, for example, the sales or charitable contributions between Ness Technologies and an entity with which a director is affiliated (as an executive officer, partner or substantial stockholder) and whether a director is a former employee of ours. The board consults with our counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent director,” including but not limited to those set forth in the rules of the Nasdaq Global Market as in effect from time to time. The Nominating and Governance Committee periodically reviews the board’s approach to determining director independence and recommends changes as appropriate for consideration and approval by the full board.

Consistent with these considerations, the board has reviewed all relationships between Ness and the members of the board and affirmatively has determined that all directors are independent directors, except Mr. Fogel and Mr. Gerlitz because they are either currently, or within in the last three years have been, employed by or received annual compensation in excess of $100,000 from Ness. In making these independence determinations, the board considered the stock ownership of Citi Venture Capital International (“CVCI”) in respect of Mr. Bhushan, as well as the board’s waiver of one element of our Code of Business Conduct and Ethics for Mr. Bhushan, as described below.

On September 17, 2009, recognizing the potential disruption of CVCI’s business that may result from Mr. Bhushan’s service on the board, the board, pursuant to Section 122(17) of the Delaware General Corporation Law, renounced any interest or expectancy we may have in, or in being offered, any opportunity to participate in, any matter, transaction or interest that comes into the possession of Mr. Bhushan, CVCI or any of its affiliates, related funds or portfolio companies, unless such opportunity is expressly offered to Mr. Bhushan in writing solely in his capacity as a member of the board. Mr. Bhushan otherwise continues to be subject to all laws and our policies pertaining to the activities of our directors.

Board Committees

Our board of directors has three standing committees to assist it with its responsibilities. The membership and function of each committee is described below. Each committee operates under a written charter adopted by the board. All of the committee charters are available on our web site, investor.ness.com, under the heading “Board Committees.”

Director	Board of Directors	Audit Committee	Stock Option and Compensation Committee	Nominating and Governance Committee
Mr. Ajit Bhushan(1)	Director
Dr. Satyam C. Cherukuri	Director	Chairman		Member
Mr. P. Howard Edelstein	Director		Member	Chairman
Mr. Gabriel Eichler	Director			Member
Mr. Aharon Fogel	Chairman
Mr. Sachi Gerlitz	Director
Mr. Dan S. Suesskind	Director	Member, Financial Expert	Member
Mr. Morris Wolfson	Director	Member	Chairman

(1)	Mr. Bhushan was recommended to the Nominating and Governance Committee by one of our executive officers. Mr. Bhushan was evaluated by the Nominating and Governance Committee, which determined that he met the board’s criteria for membership and subsequently recommended him for election to the board of directors. Mr. Bhushan was elected to the board by our board of directors effective September 1, 2009. No fees were paid to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for this position.

The Audit Committee met five times during 2009, and each committee member attended all meetings held during the period when he served. The Compensation Committee met seven times during 2009, and each committee member attended all meetings held during the period when he served, except for Mr. Edelstein, who missed one meeting. The Nominating and Governance Committee met two times during 2009, and each committee member attended all meetings during the time when he served, except for Dr. Cherukuri, who missed one meeting.

The Audit Committee, which is comprised solely of directors who satisfy the Nasdaq Global Market and SEC audit committee membership requirements, is governed by a board-approved charter that contains, among other things, the committee’s membership requirements and responsibilities. The Audit Committee oversees our accounting, financial reporting process, internal controls and audits, and consults with management, our internal auditors and our independent registered public accounting firm (the independent auditors) on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates and retains our independent auditors. It maintains direct responsibility for the compensation, termination and oversight of our independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Audit Committee also monitors compliance with our policies on ethical business practices and reports on these items to the board. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. Further, the Audit Committee has established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by Ness, which are described under “Stockholder Communications with the Board” on page 14 of this proxy statement. The Audit Committee’s Report is included on page 48 of this proxy statement, and the Audit Committee’s charter is available on our web site, investor.ness.com, and in print to any stockholder who requests it. Our Audit Committee is comprised of Dr. Cherukuri, Mr. Suesskind and Mr. Wolfson, and Dr. Cherukuri is the chairman.

Financial Expert on Audit Committee:  The board has determined that Mr. Suesskind, the retired former chief financial officer of Teva Pharmaceutical Industries Limited, is an Audit Committee financial expert, as defined under the Exchange Act. The board made a qualitative assessment of Mr. Suesskind’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer of Teva for over 30 years.

The Stock Option and Compensation Committee, which is comprised solely of independent directors, determines all compensation for our chief executive officer; reviews and approves corporate goals relevant to the compensation of our chief executive officer and evaluates our chief executive officer’s performance in light of those goals and objectives; reviews and approves objectives relevant to other executive officer compensation; reviews and approves the compensation of other executive officers in accordance with those objectives; administers our stock incentive plans; approves severance arrangements and other applicable agreements for executive officers; and consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. The Compensation Committee makes recommendations on organization, the election of officers, consultancies and similar matters where board approval is required. The Compensation Committee’s report is furnished on page 36 of this proxy statement, and the Compensation Committee’s charter is available on our web site, investor.ness.com, and in print to any stockholder who requests it. Our Compensation Committee is comprised of Mr. Edelstein, Mr. Suesskind and Mr. Wolfson, and Mr. Wolfson is the chairman.

The Nominating and Governance Committee, which is comprised solely of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the board and takes a leadership role in shaping the corporate governance of Ness. As part of its duties, the Nominating and Governance Committee assesses the size, structure and composition of the board and board committees, coordinates evaluation of board performance, reviews board compensation and oversees succession planning for directors and executive officers. The Nominating and Governance Committee also acts as a screening and nominating committee for candidates considered for election to the board. In this capacity it concerns itself with the composition of the board with respect to depth of experience, balance of professional interests, required expertise and other factors. The Nominating and Governance Committee evaluates prospective nominees identified on its own initiative or referred to it by other board members, management, stockholders or external sources and all self-nominated candidates, using the same criteria for evaluating candidates nominated by stockholders and self-nominated candidates as it does for those proposed by other board members, management and search companies. The Nominating and Governance Committee’s charter is available on our web site, investor.ness.com, and in print to any stockholder who requests it. Our Nominating and Governance Committee is comprised of Dr. Cherukuri, Mr. Edelstein and Mr. Eichler, and Mr. Edelstein is the chairman.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applying to our directors, executive officers and other employees. The code is available on our web site, investor.ness.com.

The code is reasonably designed to deter wrongdoing and promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the SEC and in other public communications made by us, (iii) compliance with applicable governmental laws, rules and regulations, (iv) the prompt internal reporting of violations of the code to appropriate persons identified in the code, and (v) accountability for adherence to the code. Amendments to the code and any grant of a waiver from a provision of the code requiring disclosure under applicable SEC rules will be disclosed on our web site at investor.ness.com.

Board’s Role in Risk Oversight

Our board of directors provides overall risk oversight for the company as part of its normal, ongoing responsibilities. In addition, our board committees oversee specific elements of risk or potential risk.

The Compensation Committee, as part of its responsibilities, exercises oversight of compensation-related risk, as described in detail in “Relationship between Overall Compensation and Risk” on page 36.

The Nominating and Governance Committee, as part of its duties, assesses risk associated with the leadership structure of the board, appointments to committees and qualifications of directors, committee members and nominees for election to the board. The Nominating and Governance Committee also oversees succession planning, through which it oversees and mitigates risk associated with our organizational and management structure.

The Audit Committee oversees risk related to our financial statements and financial reporting process, our systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs established by our management and board. In addition, we employ a full-time internal auditor to audit all internal operational processes of the company as he sees fit, including but not limited to contract preparation and approval, project management, revenue recognition, invoice preparation, authorizations for disbursements, customer relationship management, salary and benefits administration, approvals for hiring, subcontractor management, and compliance with software licenses. Our internal auditor is supervised by the Audit Committee, to whom he reports his findings formally at least quarterly.

The board and its committees interact with and utilize the resources of our chief legal officer and his staff to ensure that we comply with all relevant laws and regulations and that our internal policies and operating procedures are fair and ethical. As part of this duty, the board periodically updates our Code of Business Conduct and Ethics and monitors compliance with it. Members of the board and our committees are also directly accessible to employees and stockholders through procedures documented in our Code of Business Conduct and Ethics and in “Stockholder Communications with the Board” on page 14.

Director Nominations

The Nominating and Governance Committee evaluated and recommended director nominees for the election of directors at the annual meeting. In fulfilling its responsibilities, this committee considered the following factors:

•	the appropriate size of the board of directors and its committees;
•	our needs with respect to the particular talents and experience of our directors;
•	the knowledge, skills and experience of nominees, including experience in the information technology industry, the nonprofit sector, business, finance, administration or public service, and the knowledge, skills and experience already possessed by other members of the board of directors;
•	experience with accounting rules and practices;
•	applicable regulatory and securities exchange/association requirements;
•	appreciation of the relationship of our business to the changing needs of society; and
•	a balance between the benefit of continuity and the desire for a fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing factors, there are no stated minimum criteria for director nominees. However, the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of Ness and its stockholders. The committee does, however, recognize that, under applicable regulatory requirements, at least one member of the board must meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that at least a majority of the members of the board must meet the definition of “independent director” under Nasdaq rules. The Nominating and Governance Committee also believes it appropriate for certain key members of our management to participate as members of the board.

The Nominating and Governance Committee identifies nominees by first evaluating the current members of the board willing to continue their service. Incumbent members of the board with skills and experience that are relevant to our business and who are willing to continue their service are considered for re-nomination, keeping in mind a balance between the value of continuity of service by existing members of the board and that of obtaining a new perspective. If any incumbent member of the board does not wish to continue his or her service, the Nominating and Governance Committee will seek to identify a new nominee based on the desired skills and experience described above. Members of the Nominating and Governance Committee and board of directors will be polled for suggestions as to individuals meeting such criteria. If the Nominating and Governance Committee believes that the board requires additional candidates for nomination, it may explore alternative sources for identifying additional candidates. Alternative sources may include engaging, as appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. Any recommendation for director nominee submitted by a qualifying stockholder must be received by us no earlier than 120 days and not later than 90 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders. Any stockholder recommendation for director nominee must be submitted to our Corporate Secretary in writing at Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel and must contain the following information:

•	the name and address of the stockholder who intends to make the recommendation;
•	a representation by the stockholder that he/she is a stockholder of record at the time of the recommendation and will be entitled to vote at the stockholders annual meeting for which the recommendation is being made;
•	the candidate’s name, age, contact information and current principal occupation or employment;
•	a description of the candidate’s qualifications and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed;
•	such other information regarding each candidate proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each candidate been nominated, or intended to be nominated, by the board;
•	a description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation or recommendations are to be made by the stockholder;
•	the candidate’s resume;
•	three (3) references; and
•	the consent of each candidate to serve as a director of Ness if so elected.

The Nominating and Governance Committee will evaluate recommendations for director nominees submitted by directors, management or qualifying stockholders in the same manner, using the criteria stated above.

All directors and director nominees will submit a completed form of directors’ and officers’ questionnaire as part of the Nominating and Corporate Governance process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the committee.

All the director nominees named in this proxy statement met the board’s criteria for membership and were recommended by the Nominating and Governance Committee for election by stockholders at this annual meeting.

Director and Nominee Qualifications and Diversity

The Nominating and Governance Committee and the board believe that the following attributes are critical to ensuring the continued vitality of the board and excellence in the execution of its duties: experience as a leader of a business, firm or institution; mature and practical judgment; the ability to comprehend and analyze complex matters; effective interpersonal and communication skills; and strong character and integrity. Each of our directors has these attributes. In identifying potential director candidates, the Nominating and Governance Committee and the board also focus on ensuring that the board reflects a diversity of experiences and backgrounds, although the board does not have a specific policy with regard to considering diversity.

The board is comprised of leaders in their respective fields. Many of the current directors have leadership experience at large domestic and international companies, as well as experience on other companies’ boards, which provides an understanding of different business processes, challenges and strategies. Other directors have experience as executives of research firms, members or heads of private equity firms, and senior positions in national governments, which brings unique perspectives to the board. Further, our directors also have other experience that makes them valuable members, including significant experience in the key industries that we serve as well as financial expertise in major public companies. Finally, our directors represent a diversity of geographic regions, roughly mirroring the geographic regions in which we conduct business: 2 from the United States, 3 from Israel, 2 from India and 1 from Europe.

These attributes, along with the leadership skills and other experiences of our board members described in the table below, led the Nominating and Governance Committee and the board to conclude that our nominees will provide us with the perspectives and judgment necessary to guide our strategies and monitor their execution, and should serve as directors.

Dr. Cherukuri
• Leadership and business experience as president and chief executive officer, and earlier as chief operating officer, of Sarnoff Corporation (“Sarnoff”)
• Experience in the life sciences sector as chairman and chief technology officer at Medived Innovations and as managing director of Sarnoff’s life sciences division
• Knowledge of other IT services providers India
• Committee membership experience as chairman of our Audit Committee and member of our Nominating and Governance Committee
Mr. Bhushan
• Private equity experience as managing director at CVCI
• Oversight experience of IT services companies as a private equity investor and/or board member while at CVCI
• Global experience in the financial services sector while employed at Citi Corporate Bank in Europe, India, the Middle East and Africa
• Outside board experience at public companies
Mr. Edelstein
• Leadership and business experience as president and chief executive officer of NYFIX, Inc., Radianz and Thomson Financial ESG
• Experience in the financial services industry as an executive at NYFIX, Thomson Financial ESG, Dow Jones Telerate and other firms
• Entrepreneurial and private equity investment experience at a variety of firms
• Committee membership experience as chairman of our Nominating and Governance Committee and member of our Compensation Committee
Mr. Eichler
• Private equity experience as the senior partner of a European private equity firm and as partner of a U.S. private equity group
• Financial experience as the chief financial officer of a large Czech power company
• Experience in the financial services sector as an executive at Bank of America in Europe
• Leadership experience as the president and chief executive officer of a large Central European steel company
• Outside board experience at a number of public and private firms
Mr. Fogel
• Knowledge of the Israeli public sector as director general of the Israeli Ministry of Finance
• Experience in the Israeli financial services sector as chairman of board of Migdal Insurance, former chairman of Leumi & Co. investment bank and divisional executive of Clal Israel Ltd.
• Private equity experience as a general partner of Jerusalem Venture Partners
• Long-standing knowledge and guidance of Ness as one of our original board members

Mr. Gerlitz
• Global leadership and business experience as our president and chief executive officer
• Private equity experience as a partner at Apax Partners
• Global operational leadership experience as a senior executive at Comverse Technologies
• Outside board experience at a number of public and private companies
Mr. Suesskind
• Financial expertise, leadership and business experience as chief financial officer and executive of Teva Pharmaceuticals
• Pharmaceutical and life sciences sector experience from 30 years at Teva
• Outside board experience at Migdal Insurance Co. and a number of other companies
• Experience as a university trustee
• Audit committee experience as a long-standing member and the financial expert of our Audit Committee
Mr. Wolfson
• Long-term knowledge, support and guidance of Ness as one of our founders
• Public investment and private equity experience as a investment manager of the Wolfson Group
• Committee experience as a long-standing member and chairman of our Compensation Committee, member of our Audit Committee and former member of our Nominating and Governance Committee

Stockholder Communications with the Board

Stockholders who wish to do so may communicate directly with the board, or specified individual directors, according to the procedures described below.

We will forward all communications from security holders and interested parties to the full board, to non-management directors, to an individual director or to the chairperson of the board committee that is most closely related to the subject matter of the communication, except for the following types of communications:

•	communications that advocate that we engage in illegal activity;
•	communications that, under community standards, contain offensive or abusive content;
•	communications that have no relevance to our business or operations; and
•	mass mailings, solicitations and advertisements.

The corporate secretary and chief legal officer will determine when a communication is not to be forwarded.

Our acceptance and forwarding of communications to the directors does not imply that the directors owe or assume any fiduciary duties to persons submitting the communications.

In addition, the Audit Committee has established procedures for the receipt, retention and confidential treatment of complaints received by Ness regarding accounting, internal accounting controls or auditing matters. We have also established procedures for confidential, anonymous submissions by employees with respect to such matters.

You can write to the Ness board at the following address:

Board of Directors (or name of individual director)
c/o Corporate Secretary
Ness Technologies
Ness Tower
Atidim High-Tech Industrial Park, Building 4
Tel Aviv 61580, Israel

Employees and stockholders who want to raise a question or concern to the Audit Committee regarding accounting, internal accounting controls or auditing matters can write to the Audit Committee at the following address:

Chairman, Audit Committee
c/o Corporate Secretary
Ness Technologies
Ness Tower
Atidim High-Tech Industrial Park, Building 4
Tel Aviv 61580, Israel

Transactions with Related Persons, Promoters and Certain Control Persons

There were no transactions that were required to be described under Item 404(a) of Regulation S-K, except as noted below.

Effective March 31, 2010, in connection with his resignation from the company, we agreed to enter into a consulting agreement with a company held by Ivan Hruška, one of our named executive officers, under which this company will receive approximately $294,000 over a period of 21 months in return for business development and strategic consulting services to be provided by Mr. Hruška. See “Employment Arrangements” on page 40 and “Potential Payments Upon Termination or Change-in-Control” on page 44.

Procedures for Review and Approval of Transactions with Related Persons

The Audit Committee is responsible for reviewing and approving all related-party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Our Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, states that conflict of interest situations (when a person’s private interest interferes in any way with our interests) are only permitted to the extent allowed under certain guidelines approved by our board of directors. Our procedures with respect to the employment of relatives of executives is as follows: (i) offers of junior-level employment made to relatives of executives must be examined and approved by our chief executive officer and our chief legal officer; and (ii) offers of senior-level employment made to relatives of executives must be examined and approved by the Compensation Committee.

The abovementioned procedures are in addition to the Audit Committee approval process for transactions rising to the level of related-party transactions as defined under Item 404 of Regulation S-K.

PROPOSALS TO BE VOTED ON

Proposal No. 1: Election of Directors

There are eight nominees for election to our board of directors this year. Each director is elected annually to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. Information regarding the business experience of each nominee is provided below.

All of the nominees have indicated to Ness that they will be available to serve as directors. If for any reason any nominee does not stand for election, unless the board reduces the number of directors, any proxies we receive will be voted in favor of the remainder of nominees and may be voted for substitute nominees in place of those who do not stand. We have no reason to expect that any of the nominees will not stand for election.

Our board recommends a vote FOR the election to the board of each of the nominees.

Vote Required

Each director receiving a plurality of affirmative votes will be elected. You may withhold votes from any or all nominees.

Nominees

Aharon Fogel Director since 1999 Age 62	Aharon Fogel has served as a member of our board and its chairman since 1999. Since December 2000, he has served as the chairman of the board of Migdal Insurance Company Ltd., Israel’s largest insurance company. Mr. Fogel served as general partner of Jerusalem Venture Partners, an Israeli venture capital fund, from 1996 to 1999. From 2004 through 2009, Mr. Fogel served as the chairman of the advisory committee of the Bank of Israel. He has held a number of senior positions, including Director General of the Israel Ministry of Finance, Chairman of Leumi & Co. Investment Bank, Chairman of the Hadassah Medical Center, and Director of the Economic & Control Division of Clal Israel Ltd. Mr. Fogel holds a B.A. in Economics and Statistics from the Hebrew University of Jerusalem.
Sachi Gerlitz Director since 2007 Age 56	Sachi Gerlitz has served as our president and chief executive officer since March 2007, and as a member of our board since February 2007. Prior to joining Ness, Mr. Gerlitz served as acting chairman of Mobixell Networks and chairman of the board of the Israel Mobile Association. From 2001 through 2006, Mr. Gerlitz was a partner at Apax Partners, a large, global private equity firm managing assets of over $25 billion, where he focused on leveraged transactions and technology investments. He served, from 2005 through 2006, as a director of Bezeq, a publicly-traded leading Israeli telecommunications company, and he has also served on the boards of a number of private companies, such as Starhome BV, Crescendo Networks and Bitband Technologies. Prior to joining Apax Partners, Mr. Gerlitz served for 10 years at Comverse Technologies, through 2000, including as president of the Asia Pacific division, vice president of business development and marketing, chief technology officer, and executive vice president. Before joining Comverse, he served in various roles at Telrad Telecommunication Industries, Hadassah University Hospital, and the Israeli Defense Force. Mr. Gerlitz served as a director of Leadcom Integrated Solutions, a publicly-traded Israeli company providing services and solutions to fixed, mobile and transmission network operators, from May 2009 to November 2009. Mr. Gerlitz received a B.Sc. in Electronic Engineering from Tel-Aviv University in 1978, and is a graduate of the Business Administration Program for Industry Management at Bar-Ilan University.

Morris Wolfson Director since 1999 Age 49	Morris Wolfson is the founder of our company and has served as a member of our board since our inception in 1999. Mr. Wolfson has been a private investor and entrepreneur since 1983, with investments in a variety of companies and investment vehicles. He is a member of the Wolfson family, the principals of the Wolfson Group, which together with other Wolfson family entities has historically owned and developed commercial real estate and actively invests in a diverse array of investments and investment vehicles, including a substantial portfolio of hedge funds and private equity funds.
Dr. Satyam C. Cherukuri Director since 2004 Age 53	Dr. Satyam C. Cherukuri has served as a member of our board since October 2004. Since September 2006, Dr. Cherukuri has served as the chairman and chief technology officer of Medived Innovations, Inc., a privately-held manufacturer of medical devices and therapeutic solutions for global emerging markets. From June 2002 to August 2006, Dr. Cherukuri served as president and chief executive officer of Sarnoff Corporation, a technology services provider and manufacturer of electronic, biomedical and information technology products and services. From November 2000 to June 2002, Dr. Cherukuri served as the chief operating officer of Sarnoff Corporation and from 1998 to 2000 he served as managing director of Sarnoff’s life sciences and systems unit. Dr. Cherukuri joined Sarnoff Corporation in 1989 as a researcher and prior to that worked as a researcher at Olin Corporation, a materials producer, and Siemens AG. Dr. Cherukuri received a B.Tech. in Ceramic Engineering from Banaras Hindu University in India and an M.S. in Glass Science and Ph.D. in Ceramics from Alfred University.
Dan S. Suesskind Director since 2004 Age 66	Dan S. Suesskind has served as a member of our board since October 2004. Mr. Suesskind worked in various capacities, including board membership, for Teva Pharmaceutical Industries Limited, a publicly-traded company, from 1976 through 2008 and was its chief financial officer from 1977 through 2008. From 1970 until 1976, he was a consultant and securities analyst with International Consultants Ltd. He received his B.A. in Economics and Political Science from the Hebrew University in 1965 and an M.B.A. from the University of Massachusetts in 1969. Mr. Suesskind is currently on the board of directors of Migdal Insurance Company Ltd. and Syneron Medical Ltd. He is a member of the Executive Committee and the Investment Advisory Committee of the Jerusalem Foundation and of the Investment Advisory Committee of the Israel academy of science and humanities, and a member of the Board of Trustees of Hebrew University.
P. Howard Edelstein Director since 2008 Age 55	P. Howard Edelstein has served as a member of our board since June 2008. Mr. Edelstein served as president and chief executive officer of NYFIX, Inc., a provider of financial transaction processing and broker-dealer services, from September 2006 to November 2009 and as a director of NYFIX from October 2006 to November 2009. From January 2006 to September 2006, Mr. Edelstein served as an entrepreneur-in-residence at Warburg Pincus & Co. From July 2003 to December 2005, he served as president, chief executive officer and a director of Radianz, a telecommunications provider to the financial industry. From January 2002 to July 2003, Mr. Edelstein was an entrepreneur-in-residence with Warburg Pincus & Co. From 1993 to April 2001, he served as president and chief executive officer of Thomson Financial ESG, which he founded and which later merged with the Depository Trust & Clearing Corp.’s TradeSuite business to create Omgeo, an industry utility for straight-through processing. Previously, Mr. Edelstein held senior positions at firms such as Dow Jones Telerate and Knight-Ridder. Mr. Edelstein is a director of SkillSoft Corporation, a global provider of e-learning and performance support solutions, and of Alacra Inc., a privately-held company providing business and professional information. Mr. Edelstein holds an M.S. degree in Electrical Engineering from Stanford University and a B.Eng. degree in Electrical Engineering from City College of New York.

Gabriel Eichler Director since 2008 Age 60	Gabriel Eichler has served as a member of our board since December 2008. Mr. Eichler is the senior partner of Benson Oak, an investment banking and private equity firm operating in central Europe with a focus on the Czech Republic and Slovakia, which he founded in 1991. He is also a member and, through 2007, served as chairman, of the supervisory board of AVG Technologies, a security software company incorporated in the Netherlands. Previous executive positions include: from 1999 to 2001, Mr. Eichler served as the chairman, president and chief executive officer of VSŽ, the largest steel company in Central Europe; from 1994 to 1998, he served as vice chairman of ČEZ, the Czech Power Company, where he also served, from 1994 to 1996, as chief financial officer; from 1990 to 1991, Mr. Eichler served as partner and executive vice president at CEDC, a U.S.-based private equity group; and, from 1975 to 1990, he served in various roles at Bank of America, including as regional general manager for Bank of America in Paris, Vienna and Frankfurt and as chief international economist responsible for risk assessment of over 100 countries. Previous non-executive positions include: from 2001 to 2002, Mr. Eichler served as a member of the supervisory board of Slovenská Sporiteína, the largest bank in Slovakia; from 1996 to 2001, he served as a member of the board of the EastWest Institute; from 1997 to 1998, Mr. Eichler served as a member of the supervisory board of Česká Pojišt’ovna, the largest Czech insurance company; and, from 1996 to 1997, he served as vice chairman of the supervisory board of ČSOB, the largest bank in the Czech Republic. Mr. Eichler holds a B.A. degree in economics from Brandeis University in Waltham, MA, an M.A. degree in Social Sciences from The University of Chicago and has performed post-graduate Ph.D. work at the University of Toronto.
Ajit Bhushan Director since 2009 Age 47	Ajit Bhushan has served as a member of our board since September 2009. Mr. Bhushan is a managing director at Citi Venture Capital International, where he has served since 2001, and where he is responsible for investments in the IT & IT-enabled services sector in Asia Pacific, Latin America, Central and Eastern Europe, the Middle East and Africa. From 1998 to 2001, Mr. Bhushan served as vice president of Citi Corporate Bank, Central and Eastern Europe, the Middle East and Africa, where he was responsible for strategy and business development in India, the Middle East and North Africa. From 1993 to 1998, he served as vice president and cash management head for Citi Corporate Bank in Poland, where he had responsibility for building the cash management business for Citi in Poland. From 1987 to 1993, Mr. Bhushan served in various roles at Citi Corporate Bank, India, where he was involved in cash management services. Mr. Bhushan served as a director of Polaris Software Lab Ltd., a publicly-traded Indian company which provides software and services to the financial services sector, from October 2003 through September 2009. He is currently a director of Citicorp Technology Holding Inc., Camelot Information Systems, Inc. and Anand Rathi Financial Services, Ltd. Mr. Bhushan holds a B. Tech degree in electrical engineering from the Indian Institute of Technology, Delhi, with a specialization in computer science, and an MBA from the Indian Institute of Management, Ahmadabad.

Proposal No. 2: Approval of an Amendment to the Amended and Restated 2007 Stock Incentive Plan

General.  Our board of directors proposes to amend the Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”) to increase the maximum number of shares of our common stock that may be issued under the 2007 Plan by 2,000,000 shares. The 2,000,000 share increase represents approximately 5% of the shares outstanding at April 12, 2010. The purpose of this amendment is to increase the size of the 2007 Plan to continue to have sufficient flexibility to provide appropriate long-term incentives for our employees as alternatives to short-term cash payments. Our board of directors believes it is in our best interests and those of our stockholders to approve the amendment to the 2007 Plan, and the board of directors adopted the amendment to the 2007 Plan that is the subject of this proposal on February 1, 2010.

Below is a summary of the 2007 Plan proposed to be approved by our stockholders. The summary does not purport to be complete and is qualified in its entirety by reference to the provisions of the 2007 Plan, a copy of which is attached as Annex A to this Proxy Statement.

Administration.  The administration of the 2007 Plan would continue to be provided by the Stock Option and Compensation Committee (the “committee”), which has the authority to determine the types of equity awards and the terms on which such awards are granted under the 2007 Plan. The committee would continue to determine the recipients of awards, the size of awards to be granted to eligible participants, the exercise price, vesting period and award period at the time an award is granted, as applicable; and, for awards issued to Israeli residents, their designation for purposes of tax treatment under the Israeli Income Tax Ordinance (the “Ordinance”). In making such determinations, the committee may take into account the nature and period of service of each eligible person, such eligible person’s degree of responsibility for and contribution to our growth and success or that of any subsidiary, promotion potential and any other factors the committee deems relevant.

The committee would continue to interpret the provisions and supervise the administration of the 2007 Plan. The 2007 Plan provides that no option shall be granted with a time period for exercise greater than 10 years from the date of grant. The exercise price of options will be payable in cash or the holder of an option may request approval from the committee to exercise an option or a portion thereof by tendering shares of common stock at the fair market value per share on the date of exercise in lieu of cash payment of the exercise price.

The 2007 Plan allows for grants of restricted shares of our common stock (“Restricted Stock”), restricted stock units (“RSUs”) and stock options, including incentive stock options (“ISOs”), nonqualified stock options and stock options granted to Israeli residents under the Ordinance. The 2007 Plan requires that the exercise price of an option will not be less than 100% of the fair market value of the common stock on the date of the grant of the option. No ISO may be granted under the 2007 Plan to anyone who owns more than 10% of the outstanding common stock unless the exercise price is at least 110% of the fair market value of the common stock on the date of grant and the option is not exercisable more than five years after it is granted. The maximum number of shares that may be subject to options granted under the 2007 Plan to any individual in any calendar year may not exceed 250,000, but new employees of the company or of any subsidiary will be eligible to receive options to purchase up to 750,000 shares of our common stock in the calendar year in which they commence their employment. The limitations described in the prior sentence only apply to stock option grants under United States Internal Revenue Code of 1986, as amended. There is no limit on the fair market value of ISOs that may be granted to an employee in any calendar year, but no employee may be granted ISOs that first become exercisable during a calendar year for the purchase of stock with an aggregate fair market value (determined as of the date of grant of each option) in excess of $100,000 in a calendar year. An option (or an installment thereof) counts against the $100,000 annual limitation only in the year it first becomes exercisable.

Shares Subject to 2007 Plan.  Our board of directors proposes to amend the 2007 Plan to increase the maximum number of shares of our common stock that may be issued pursuant to awards under the 2007 Plan by 2,000,000 shares, from 5,000,000 to 7,000,000 shares. As of March 31, 2010, 3,969,884 shares were reserved for issuance upon exercise of outstanding stock options and 666,650 shares of Restricted Stock or RSUs were subject to vesting under the 2007 Plan. Upon any merger, reorganization, consolidation, recapitalization, stock dividend, or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the 2007 Plan, to the terms of the grant of awards described below and to outstanding awards. If shares of our common stock are subject to an award that terminates without such shares being issued or with such shares being forfeited, then such shares of stock will again be available for grant and issuance under the 2007 Plan. Shares of common stock used to pay the exercise price of an option or to satisfy tax withholding obligations shall not be available for future grant or issuance under the 2007 Plan.

Eligibility.  The persons eligible for participation in the 2007 Plan shall be all employees, officers and directors, and, subject to certain conditions, consultants and advisors to of the company or any of our subsidiaries. As of April 12, 2010, approximately 7,800 persons were eligible for awards under the 2007 Plan.

Transfer of Awards.  In general, during the lifetime of the optionee, an option will be exercised only by the optionee and awards may not be transferred or assigned, except by will or the laws of descent and distribution. Awards may also be transferred under a qualified domestic relations order.

Change in Control.  The 2007 Plan provides that, in the event that (1) a tender offer (or series of related offers) is made and consummated for the ownership of 50% or more of our outstanding voting securities; (2) we are merged or consolidated with another corporation; (3) we sell substantially all of our assets to another corporation that is not wholly owned by us; or (4) a Person (as that term is defined in the 2007 Plan) acquires 50% or more of our outstanding voting securities, whether directly, indirectly, beneficially or of record (a “Change in Control”), the committee, in its sole discretion, may accelerate the vesting and exercisability of options, the vesting of Restricted Stock and RSUs, or determine that each outstanding RSU or option shall terminate within a specified number of days after notice to the participant thereunder, and each such participant shall receive, with respect to each share of our common stock subject to such option, an amount equal to the excess of the fair market value of such shares immediately prior to such Change in Control over the exercise price per share of such option.

Termination of Options.  If an optionee’s employment is terminated as a result of death or disability, any options granted to such optionee may be exercised by such optionee (or, in the case of death, his estate) at any time within the shorter of one year or 30 days, respectively, after the date such optionee’s employment is terminated or expiration of the stated term of such options, but only to the extent such options were exercisable on such date. If an optionee’s employment is terminated other than for cause (except as described above) or following an employee’s Normal Retirement or Early Retirement (as those terms are defined in the 2007 Plan), any options granted to such optionee may be exercised by such optionee at any time within 90 days after the date of such optionee’s termination or retirement, but only to the extent such options were exercisable on such date.

Termination of Restricted Stock and RSUs.  In the event a grantee ceases to be an employee of the company all shares of Restricted Stock awarded to him that are still subject to restrictions will be forfeited. In the event a grantee ceases to be an employee before full vesting of RSUs, all unvested RSUs previously awarded to him will be forfeited.

Rule 16b-3 Compliance.  In all cases, the terms, provisions, conditions and limitations of the 2007 Plan shall be construed and interpreted so as to be consistent with the provisions of Rule 16b-3 of the Exchange Act.

Tax Treatment of ISOs.  In general, no taxable income for federal income tax purposes will be recognized by an option holder upon receipt or exercise of an ISO, and we will not then be entitled to any tax deduction. Assuming that the option holder does not dispose of the option shares before the later of (1) two years after the date of grant or (2) one year after the exercise of the option, upon any such disposition, the option holder will recognize capital gain equal to the difference between the sale price on disposition and the exercise price. If, however, the option holder disposes of his option shares prior to the expiration of the required holding period, he will recognize ordinary income for federal income tax purposes in the year of disposition equal to the lesser of (1) the difference between the fair market value of the shares at the date of exercise and the exercise price, or (2) the difference between the sale price upon disposition and the exercise price. Any additional gain on such disqualifying disposition will be treated as capital gain. In addition, if such a disqualifying disposition is made by the option holder, we will be entitled to a deduction equal to the amount of ordinary income recognized by the option holder provided that such amount constitutes an ordinary and reasonable expense of ours.

Tax Treatment of Nonqualified Stock Options.  No taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and we will not be entitled to a tax deduction for such grant. Upon the exercise of a nonqualified stock option, the option holder will include in taxable income, for federal income tax purposes, the excess in value on the date of exercise of the shares acquired pursuant to the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and upon the subsequent appreciation or depreciation in the value of the shares. We generally will be entitled to a corresponding deduction at the time that the participant is required to include the value of the shares in his income.

Tax Treatment of Restricted Stock and RSUs.  Restricted Stock and RSUs are taxable to the grantee as ordinary income in the year that they vest, and we are generally entitled to a tax deduction in the same amount and at the same time as the grantee recognizes income. In the case of Restricted Stock, however, a grantee may elect to treat the Restricted Stock as vested for tax purposes as of the grant date if certain conditions are met.

Israeli Income Tax Consequences.  Under the 2007 Plan, employees may only be granted options subject the terms of Section 102 of the provisions of the Ordinance and non-employees may only be granted options subject to the terms of Section 3(i) of the Ordinance. In accordance with the terms and conditions imposed by Section 102 of the Ordinance, optionees that receive options under the 2007 Plan are afforded certain tax benefits. We may elect the benefits available under the capital gains alternative or the ordinary income alternative. To qualify for these benefits, certain requirements must be met, including registration of the options in the name of a trustee. Each option, and any common stock acquired upon the exercise of the option, must be held by the trustee for a period commencing on the date of grant and ending no earlier than 24 months after the end of the tax year in which the option was granted and deposited in trust with the trustee. Under the terms of the capital gains alternative, we may not deduct expenses pertaining to the options for tax purposes. We may also grant our employees options pursuant to Section 102(c) of the Ordinance that are not required to be held in trust by a trustee. This alternative, while facilitating immediate exercise of vested options and sale of the underlying shares, will subject the optionee to the marginal income tax rate of up to 50% as well as payments to the Israeli National Insurance Institute and health tax on the date of the sale of the shares or options. Non-employees are granted options subject to Section 3(i) of the Ordinance. Under that section, the income tax on the benefit arising to the optionee upon the exercise of options and the issuance of common stock is generally due at the time of exercise of the options.

Re-Pricing of Options.  The 2007 Plan provides that awards granted may not be re-priced or replaced without the approval of the holders of a majority of the outstanding shares of our voting stock.

Termination of the 2007 Plan.  The board of directors is authorized to amend, suspend or terminate the 2007 Plan, except that it is not authorized, without stockholder approval to (1) materially increase the number of shares issuable under the 2007 Plan; (2) materially increase the benefits accruing to the option holders under the 2007 Plan; (3) materially modify the 2007 Plan eligibility requirements; (4) decrease the exercise price of options below 100% or the underlying stock’s fair market value on the grant date; or (5) extend the term of any option beyond that provided for in Section 8.2 of the 2007 Plan.

Unless terminated earlier by the board of directors, the 2007 Plan will expire on April 22, 2017.

Our board recommends a vote FOR the approval of the 2007 Plan.

Vote Required

Approval of the amendment increasing the number of shares that may be issued under the 2007 Plan by 2,000,000 shares, from 5,000,000 to 7,000,000 shares, requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted at the meeting.

Proposal No. 3: Ratification of Independent Registered Public Accounting Firm

The Audit Committee, comprised of independent members of the board, has appointed Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the independent registered public accounting firm (the independent auditors) for Ness Technologies for the fiscal year ending December 31, 2010. In taking this action, the Audit Committee considered carefully Kost Forer Gabbay & Kasierer’s performance for us in that capacity since its initial retention in 1999, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. We do not expect a representative of Kost Forer Gabbay & Kasierer to be present at the annual meeting.

During fiscal 2009, Kost Forer Gabbay & Kasierer served as our independent registered public accounting firm and also provided certain tax and other audit-related services. See “Independent Public Accountants” on page 47.

As the members of the Audit Committee value stockholders’ views on our independent auditors, there will be presented at the annual meeting a proposal for the ratification of the appointment of Kost Forer Gabbay & Kasierer. Stockholder ratification of the selection of Kost Forer Gabbay & Kasierer as our independent auditors is not required by our governing documents or otherwise. However, the board is submitting the selection of Kost Forer Gabbay & Kasierer to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests Ness and its stockholders.

The Audit Committee and the board of directors recommend a vote FOR this proposal.

Vote Required

Ratification of the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as our independent registered public accounting firm for the fiscal year ending December 31, 2010 requires the affirmative vote of a majority of the votes cast on the matter.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each of our directors and executive officers. Biographies for our nominees for director may be found in “Proposal No. 1: Election of Directors” beginning on page 16. Additional information about our executive officers may be found following this table.

Name	Age	Position
Aharon Fogel	62	Chairman of the Board of Directors
Sachi Gerlitz	56	President, Chief Executive Officer and Director
Ofer Segev	50	Chief Financial Officer and Executive Vice President
Effi Kotek	56	President, Ness Israel
Holly Ripley-Boyd	49	President, Ness Software Product Labs and Chief Marketing Officer
Larry Scott	50	President, Ness Global Industries
Michael Zinderman	59	President, Technologies and Systems Group
Atzmon Lifshitz	57	Executive Vice President, Human Resources
Ajit Bhushan	47	Director
Satyam C. Cherukuri(1)(3)	53	Director
P. Howard Edelstein(2)(3)	55	Director
Gabriel Eichler(3)	60	Director
Dan S. Suesskind(1)(2)	66	Director
Morris Wolfson(1)(2)	49	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

Ofer Segev has served as our executive vice president and chief financial officer since April 2007, after joining Ness in March 2007 as an executive vice president. From June 2003 to March 2007, he served as chief financial officer of Attunity, a provider of service-oriented software and solutions in the workplace applications market. From May 2001 to June 2003, Mr. Segev was the chief financial officer of TeleKnowledge Group Ltd., a content commerce platform vendor, and he also served as its chief executive officer from January 2002 to June 2003. From May 2000 to May 2001, he served as chief financial officer of Tundo, a developer of an IP-based voice and media services platform. From 1985 through May 2000, Mr. Segev served at Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, where from 1991 he was a partner and led the high-tech industry practice group, participated in over 20 public offerings in the United States, and, from 1997 to 2000, was a member of the technology steering committee of Ernst & Young International. Mr. Segev holds a B.A. in economics and accounting from Bar-Ilan University in Israel, and has studied at the Kellogg School of Management at Northwestern University.

Effi Kotek has served as president of Ness Israel since September 2008. From January 2008 to August 2008, Mr. Kotek served as deputy president of Ness Israel. From November 2005 to December 2007, he served as senior vice president and managing director of Ness Israel’s Outsourcing Group. From November 2002 to October 2005, Mr. Kotek was senior vice president and managing director of Ness Israel’s Infrastructure and Technology Group. From January 2000 through September 2002, he served as vice president of business development for Ness Israel’s Integration and Networking Group. From January 1999 to December 1999, Mr. Kotek was vice president of sales and marketing for Gilad Software and Systems Integration, a privately-held Israeli integration and networking company, which was acquired by Ness in April 1999. From 1995 to 1998, he was president of Applitech Inc., a privately-held medical technology company. From 1980 to 1995, Mr. Kotek held various positions with leading technology companies, including Bynet Data Communications and Orbotech Inc., and was an officer in the Israeli Defense Forces communication forces. Mr. Kotek is a certified computer systems analyst and holds a bachelors degree in mathematics, with specialization in computer architecture and technology, from Concordia University in Montreal, Canada.

Holly Ripley-Boyd has served as president of Ness Software Product Labs since February 2008 and as our chief marketing officer and executive vice president since December 2007. From July 2008 through January 2009, she served as acting president, Ness North America. From October 2004 through October 2007, she served as chief marketing officer at Symphony Services, a provider of offshore software product development services and end-to-end IT solutions. From October 2002 through February 2004, Ms. Ripley-Boyd was a principal at Mii Technologies, a closely held manufacturing systems company, where she was responsible for business development, marketing and other market-facing initiatives. From September 1999 through June 2002, she served as vice president, global marketing, at Novell affiliate Celerant Consulting, an operational strategy and execution consulting services firm. From 1991 to 1999, Ms. Ripley-Boyd served in several roles at Arthur D. Little, culminating in the role of vice president of marketing. From 1985 to 1990, she served as director of marketing for Fairfield Whitney, a regional search firm. From 1983 through 1985, she worked as a purchasing associate at Digital Equipment Corporation. Ms. Ripley-Boyd holds a B.S. in business and organizational communication from Emerson College, and has studied marketing strategy at Northwestern University’s Kellogg School of Management.

Larry Scott has served as president of Ness Global Industries since September 2008. From July 2006 to July 2008, Mr. Scott served as vice president of global financial services sales for Sun Microsystems, an enterprise network computing infrastructure product and solutions provider. From August 2003 to June 2006, he served as vice president, business integration software for Sun Microsystems. From November 2000 to July 2003, Mr. Scott was vice president and general manager of Mimecom Corporation, a privately-held provider of application and infrastructure management services for e-businesses. From 1997 through October 2000, he was vice president at Cambridge Technology Partners, a provider of management consulting and systems integration services, where he directed the global financial services practice. From 1982 through 1997, Mr. Scott held various leadership positions with technology, consulting and financial industry companies such as CSC Consulting, Fidelity Investments, EJV Partners, Thomson Financial, SEI Corporation and First National Bank of Boston. Mr. Scott holds a degree in economics and political science from Dickinson College.

Michael Zinderman has served as president of Technologies and Systems Group since April 2002. From April 2000 to April 2002, Mr. Zinderman served as the division manager and vice president of Ness Telecom & Systems Group, and from June 1988 to March 2002, he served as the division manager and vice president of Real Time & Systems Group of ATL, an entity Ness acquired in 1999. From May 1981 to May 1988, Mr. Zinderman served as software engineer and projects manager at ATL. From September 1977 to April 1981, Mr. Zinderman served as an electrical engineer at Yona Ushpiz, an electrical engines manufacturing company. Mr. Zinderman holds a B.Sc. in Electronic Engineering from Ben Gurion University, Israel.

Atzmon Lifshitz has served as our executive vice president of human resources since May 2008. From September 2004 to May 2008, Mr. Lifshitz served as corporate vice president of human resources at ECI Telecom Ltd., a global provider of telecommunications infrastructure. From August 2002 to June 2004, he served as managing director of Pilat Israel Ltd., a professional human resources company in Israel. From January 2000 to July 2002, Mr. Lifshitz served as chief operating officer of e-go systems plc., a high-technology company in the United Kingdom that developed services and systems in the field of unified communications services. From 1993 to January 2000, he served as managing director of Telemesser Ltd., an Israeli company in the field of interactive marketing through communications tools. From 1987 to 1993, Mr. Lifshitz served as deputy managing director and vice president of human resources at Fibronics Ltd., a multinational company specializing in data communications. From 1974 to 1987, Mr. Lifshitz served in various roles at the Israeli Prime Minister’s office, the Israeli General Federation of Labor, Bank Leumi Insurance Group, Degem Systems Ltd. and Elscint Ltd. Mr. Lifshitz holds a bachelors degree in political science and labor studies from Tel Aviv University.

There are no family relationships between any of our directors, nominees or executive officers.

As of the date of this proxy statement, there is no material proceeding to which any of our directors, executive officers or affiliates, any owner of record or beneficially of more than five percent of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder, is a party or has a material interest adverse to us or any of our subsidiaries.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Beneficial Ownership Table

The following table sets forth certain information regarding the beneficial ownership of our common stock by:

•	each of our directors,
•	each of our named executive officers,
•	all of our directors and executive officers as a group, and
•	each person, or group of affiliated persons, known to us to beneficially own 5% or more of our outstanding common stock as reflected in such person’s filings with the SEC or as otherwise provided to us.

Beneficial ownership of shares is determined in accordance with Rule 13d-3 promulgated under the Exchange Act and generally includes any shares over which a person exercises sole or shared voting or investment power. The table includes the number of shares underlying options that are exercisable within 60 days of April 12, 2010. Common stock subject to these options is deemed to be outstanding for the purpose of computing the ownership percentage of the person holding them, but is not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. As of April 12, 2010, 38,282,590 shares of common stock were issued and outstanding.

Unless otherwise indicated, the address for all of the named executive officers, directors and stockholders named below is c/o Ness Technologies, Inc., Ness Tower, Atidim High-Tech Industrial Park, Building 4, Tel Aviv 61580, Israel. Except as otherwise indicated, the beneficial owners named in the table below have sole voting and investment power with respect to all shares of capital stock held by them.

Name	5% Holder	Director	Nominee	Named Exec.	Shares of Common Stock Beneficially Owned
					Direct	Indirect		Vested Options(1)	Total	% of Class
Citi Venture Capital International(2)	✓				3,657,667	—		—	3,657,667	9.6
Paradigm Capital Management, Inc.(3)	✓				2,758,500	—		—	2,758,500	7.2
Brandywine Global Investment Management, LLC(4)	✓				2,529,585	—		—	2,529,585	6.6
Morgan Stanley(5)	✓				2,201,555	—		—	2,201,555	5.8
Frontier Capital Management Co. LLC(6)	✓				2,170,057	—		—	2,170,057	5.7
Sachi Gerlitz		✓	✓	✓	—	—		550,000	550,000	1.4
Ofer Segev				✓	15,000	—		133,333	148,333	*
Ivan Hruška				✓	—	—		—	—	—
Michael Zinderman				✓	—	—		159,238	159,238	*
Effi Kotek				✓	—	—		50,999	50,999	*
Aharon Fogel		✓	✓		—	—		141,930	141,930	*
Morris Wolfson		✓	✓		—	813,166	(7)	6,667	819,833	2.1
Satyam C. Cherukuri		✓	✓		—	—		48,667	48,667	*
Dan S. Suesskind		✓	✓		—	—		48,667	48,667	*
P. Howard Edelstein		✓	✓		—	—		11,667	11,667	*
Gabriel Eichler		✓	✓		—	—		11,667	11,667	*
Ajit Bhushan(8)		✓	✓		—	—		—	—	—
All directors and executive officers as a group (15 persons)(9)					15,000	813,166		1,262,834	2,091,000	5.3

*	Represents less than 1%
(1)	Consists of shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 12, 2010.

(2)	Based solely upon a Schedule 13D/A filed with the SEC on September 21, 2009, CVCIGP II Jersey Investment L.P. (“CVCIGP II Jersey”), Citigroup Venture Capital International Investment G.P. Limited (“CVCI GP”), Citigroup Venture Capital International Delaware Corporation (“CVCID”), Citicorp International Finance Corporation (“CIFC”), Citicorp Banking Corporation (“CBC”) and Citigroup Inc. (“Citigroup”) are the beneficial owners of 3,657,667 shares of common stock. These shares are owned directly by CVCIGP II Jersey, and indirectly by CVCI GP (as general partner of CVCIGP II Jersey), CVCID (through its ownership of CVCI GP), CIFC (through its ownership of CVCID), CBC (through its ownership of CIFC) and Citigroup (through its ownership of CBC). Citigroup also beneficially owns 665 shares of common stock, which are directly owned by another subsidiary of Citigroup. The principal address of CVCIGP II Jersey and CVCI GP is 26 New Street, St. Helier, Jersey, Channel Islands, JE4 8PP; the principal address of CVCID, CIFC and CBC is One Penn’s Way, New Castle, Delaware 19720; and the principal business address of Citigroup is 399 Park Avenue, New York, New York 10043.
(3)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, Paradigm Capital Management, Inc. is the beneficial owner of 2,758,500 shares of common stock. The address of Paradigm Capital Management, Inc. is Nine Elk Street, Albany, New York 12207.
(4)	Based solely upon a Schedule 13G/A filed with the SEC on February 16, 2010, Brandywine Global Investment Management, LLC is the beneficial owner of 2,529,585 shares of common stock. The address of Brandywine Global Investment Management, LLC is 2929 Arch Street, 8th Floor, Philadelphia, PA 19104.
(5)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, Morgan Stanley is the beneficial owner of 2,201,555 shares of common stock. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.
(6)	Based solely on a Schedule 13G filed with the SEC on February 12, 2010, Frontier Capital Management Co. LLC is the beneficial owner of 2,170,057 shares of common stock. The address of Frontier Capital Management Co. LLC is 99 Summer Street, Boston, MA 02110.
(7)	Consists of 813,166 shares of common stock held by Morris Wolfson Family LP, a family limited partnership of which Arielle Wolfson, Mr. Wolfson’s wife, is the general partner. Mr. Wolfson disclaims beneficial ownership of these shares except to the extent of his equity interest therein. The address of such entity is One State Street Plaza, New York, New York 10004.
(8)	Mr. Bhushan has an indirect interest in the common stock held by CVCI through his participation in carried interest and co-investment arrangements with the CVCI Growth Fund, which interests are held in a personal trust established for the purposes of estate planning.
(9)	Includes 100,000 shares of our common stock issuable upon exercise of stock options beneficially owned by three executive officers who are not named executive officers and are therefore not specifically identified in the table.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and the Nasdaq Global Market. Officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to us, we believe that all such persons complied with all applicable filing requirements during 2009, except as noted below:

Citigroup, Inc., the indirect parent company of Citi Venture Capital International, filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 on September 16, 2009, on which it reported three transactions that occurred on September 1 and 2, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We seek to ensure that (1) rewards are closely linked to company-wide, group, team and individual performance; (2) the interests of our employees are aligned with those of our stockholders; and (3) compensation and benefits are set at levels that enable us to attract, retain and motivate the highly qualified employees necessary to achieve our objectives.

We apply these objectives and policies through base salary levels and the availability of performance-based annual cash incentive compensation (bonus awards) and stock incentive awards. Consistent with a long-term focus, our policy is to make a significant proportion of executive officer compensation dependent on enhancing stockholder value.

Elements of Compensation

The key components of executive compensation are base salary, annual cash incentive compensation, bonus awards, stock option awards and RSU awards. Salary is based on factors such as an individual’s performance and level of responsibility. Annual cash incentive compensation is included to encourage our executives to meet our current business plans and objectives. Bonus awards are used to reward exceptional performance. Stock options and RSUs are included to promote a longer-term focus on our success, competitiveness and stockholder value.

Compensation for our executive officers is determined by or approved by the Compensation Committee.

Base Salary

The base salaries of our executive officers are set based on job responsibilities, the competitive market and individual performance. Specifically, the base salary for each employee not covered by an employment contract, including executive officers, is established each year by management based on (1) surveys of salaries at similarly-sized competitive firms for comparable jobs, (2) a compensation range which corresponds to the individual’s job responsibilities, and (3) the individual’s overall individual job performance.

Salary surveys and benchmarking are performed by the Compensation Committee as described in “Compensation Benchmarking and Peer Group” on page 33.

Individual job performance is assessed using both business factors and qualitative measures. The business factors assessed in determining base salary increases are the growth in revenues, growth in operating income, and operating cash flows achieved by each executive officer’s business unit, growth of the business unit through acquisitions and increases in the scope of the executive officer’s job responsibilities. For the chief executive officer and chief financial officer, the term “business unit” refers to our consolidated results.

The qualitative assessments are made largely with reference to the annual performance appraisals of the executive officers for the relevant periods. Our performance appraisal process, which is administered annually to our entire population of employees, integrates input from supervisors, peers and subordinates, and is prepared and delivered by each employee’s direct supervisor. The annual performance appraisals for our executive officers are prepared by our chief executive officer, while his annual performance appraisal is prepared by the chairman of our board of directors and the Compensation Committee. The Compensation Committee also weighs its own impressions of the executive officers from working with the executives from time to time, and, for the chief executive officer and chief financial officer, from their frequent interaction with the board of directors, of which the committee is a part.

All of the executive officers were judged by their respective supervisors and the Compensation Committee to have fully satisfied the basic performance requirements of their jobs for the relevant periods, and therefore individual job performance was not a significant differentiating factor in determining their base salary adjustments for 2009.

As a result of the economic downturn and the cost pressures it imposed on our business, our chief executive officer decided, with the concurrence of the Compensation Committee, not to increase the base salaries of our executive officers and most other employees in 2009, and, in addition, to decrease the 2009 base salaries of all employees in our executive and administrative headquarters and in our Ness Israel business unit effective February 1, 2009, in order to adjust our aggregate compensation expense to a level appropriate for economic conditions. As a result, the base salaries of Mr. Gerlitz and Mr. Segev decreased by 5% from 2008 to 2009 and the base salaries of Mr. Hruška and Mr. Zinderman did not increase from 2008 to 2009. Mr. Kotek’s base salary increased by 9.3% from 2008 to 2009, consisting of a 15.1% increase associated with his promotion on September 1, 2008 to his current position as the president of our Ness Israel business unit and his concurrent appointment as an executive officer, and the 5% February 1, 2009 reduction described above. One other executive officer, who was not a named executive officer, received a 2009 base salary increase compared to 2008 in connection with a promotion and increase in responsibilities.

The base salaries of our named executive officers are denominated and paid in the relevant local currency for each officer, and therefore part of the year-to-year changes in base salaries disclosed in “Summary Compensation” on page 38 is due to foreign currency translation effects when base salaries are converted to U.S. dollars for reporting purposes. From 2007 to 2008, the dollar weakened significantly against both the New Israeli Shekel (“NIS”) and Slovak Koruna (“SKK”), such that, without any actual salary change in local currencies, base salaries denominated in NIS and SKK would have increased from 2007 to 2008 by 14.6% and 15.5%, respectively, in dollar terms due to changes in average yearly foreign exchange rates. From 2008 to 2009, the dollar strengthened significantly against the NIS and slightly against the SKK, such that, without any actual salary change in local currencies, base salaries denominated in NIS and SKK would have decreased from 2008 to 2009 by 8.7% and 1.1%, respectively, in dollar terms due to changes in average yearly foreign exchange rates.

Annual Cash Incentive Compensation

We pay annual cash incentives to our executive officers under an annual cash incentive compensation policy. The goal of the Compensation Committee is to set annual cash incentive compensation at a level commensurate with performance against defined annual business objectives.

Annual target cash incentive compensation is defined for each executive at the start of each year, along with specific performance objectives and payment criteria. Target amounts for executive officers are based on job responsibilities, with reference to the levels of total cash compensation of executives at our peer companies (see “Compensation Benchmarking and Peer Group” on page 33), as described above in “Base Salary” above.

Individual awards are based on a range of measures, including company-wide measures of performance as well as performance factors particular to each executive officer, such as the performance of the business unit or functional area for which the executive has management responsibility and the executive’s individual accomplishments. Company-wide and business unit performance measures include operational, strategic and human resources metrics.

Individual accomplishments are measured through defined major business objectives (“MBOs”) and personal performance objectives (“PPOs”). MBOs and PPOs for the chief financial officer are assigned by the chief executive officer. Those for the chief executive officer are assigned by the board of directors.

Rules for Payment against Performance Objectives

Performance against the defined objectives is assessed annually for each executive officer, shortly after the close of our annual financial statements. Performance is measured versus the specific targets established or approved by the Compensation Committee at the start of each year.

Each quantitative performance objective (those other than MBOs and PPOs) is associated with a numerical target for each executive officer to whom it applies. Incentive payment for achievement of each quantitative performance objective is formula-based, according to the percentage achievement of the numerical target. If achievement of a quantitative performance objective is below a specified threshold percentage of the numerical target for that objective, typically 70%, no cash incentive compensation is earned with respect to that objective. If achievement is between the threshold and 100% of the target, a linear formula is used to calculate the amount of the incentive compensation, with 0% being earned at the threshold and 100% being earned at 100% achievement of the target. For achievement above 100% of the target, the linear formula is extended so that higher achievement of that performance objective results in additional incentive compensation, up to a maximum payment of 300%. If an executive officer achieves below 40% of the target for one or more quantitative performance objectives, no cash incentive compensation is earned by the executive officer for any quantitative performance objectives, regardless of the percentage achievement for the other quantitative performance objectives. The numerical targets for quantitative performance objectives are set slightly above expected achievement levels in order to provide an additional incentive for executive officers to exceed expectations.

For non-quantitative performance objectives (MBOs and PPOs), achievement is measured subjectively by the board of directors for the chief executive officer’s objectives, and by the chief executive officer for the objectives of all other executive officers. Cash incentive compensation earned against non-quantitative performance objectives is linear according to deemed achievement percentages. That is, achievement of 50% earns 50% of the incentive, 70% earns 70% of the incentive, and 100% earns 100% of the incentive. For achievement of non-quantitative performance objectives below an average of 40%, no cash incentive compensation is earned. Earnings for non-quantitative performance objectives may not exceed 100%. Our management and the Compensation Committee believe that these non-quantitative performance objectives are reasonably achievable. See “Grants of Plan-Based Awards” on page 40 for more information about 2009 target cash incentive compensation.

The Compensation Committee has concluded that this policy is not reasonably likely to motivate imprudent risk taking. For a detailed discussion of the Compensation Committee’s conclusions regarding our compensation policies and risk-management, see “Relationship between Overall Compensation and Risk” on page 36.

2009 Payments to Named Executive Officers

The Compensation Committee believes that executive officer annual cash incentive awards for 2009 were consistent with the level of each executive’s individual accomplishments and appropriately reflected company performance.

The table below presents the annual cash incentive plan performance objectives applicable to each of our named executive officers for 2009, the relative weight that each objective represented for each named executive officer’s plan and the payment earned in respect of that objective.

Performance Objective	Q(1)	Mr. Gerlitz		Mr. Segev		Mr. Zinderman		Mr. Hruška		Mr. Kotek
		Wt. (%)	Pmt. ($)	Wt. (%)	Pmt. ($)	Wt. (%)	Pmt. ($)	Wt. (%)	Pmt.(2) ($)	Wt. (%)	Pmt. ($)
Non-GAAP EBIT/DA of the company(3)(4)	Q	30	—	20	—	10	—	10	—	10	—
Cash collections of the company(5)	Q	15	42,288	20	42,288	—	N/A	—	N/A	—	N/A
Revenues of the company(6)	Q	10	3,507	15	15,431	15	12,859	15	—	15	11,251
Non-GAAP earnings per share of the company(7)(8)	Q	5	—	10	—	—	N/A	—	N/A	—	N/A
Revenues of the executive officer’s business unit(9)	Q	—	N/A	—	N/A	25	36,413	30	—	25	36,407
Non-GAAP operating margin of the executive officer’s business unit(10)(11)	Q	—	N/A	—	N/A	15	52,033	10	—	15	48
Cash collections of the executive officer’s business unit(12)	Q	—	N/A	—	N/A	15	45,106	15	—	15	29,921
Functional objectives for non-P&L responsibilities(13)	Q	—	N/A	20	40,960	—	N/A	—	N/A	—	N/A
MBOs(14)	NQ	—	N/A	10	23,040	15	10,667	15	—	15	18,667
PPOs(15)	NQ	40	122,880	5	12,800	5	10,667	5	—	5	9,333
		100	168,675	100	134,518	100	167,744	100	—	100	105,627

(1)	“Q” represents a quantitative performance objective; “NQ” represents a non-quantitative performance objective.

(2)	Mr. Hruška achieved below 40% for “non-GAAP operating margin of the executive officer’s business unit,” a quantitative performance objective. According to the payment rules of the incentive plan, he was therefore disqualified from any payments under the plan.
(3)	“EBIT/DA” is earnings before interest, tax, depreciation and amortization. “Non-GAAP EBIT/DA” is EBIT/DA excluding one-time gains and expenses.
(4)	The company achieved below the 70% threshold of the target of $55.8 million. Therefore, no incentive compensation was earned for this performance objective.
(5)	The company achieved 95% of the target of $672.0 million, above the 70% threshold. Therefore, prorated incentive compensation was earned for this performance objective.
(6)	The company achieved 82% of the target of $675.6 million, above the threshold of 80% for Mr. Gerlitz and 70% for the other named executive officers. Therefore, prorated incentive compensation was earned for this performance objective.
(7)	“Non-GAAP earnings per share” is non-GAAP earnings divided by average diluted shares outstanding in the period. “Non-GAAP earnings” is net earnings from continuing operations excluding stock-based compensation, amortization and one-time gains and expenses, net of taxes.
(8)	The company achieved below the 70% threshold of the target of $0.65. Therefore no incentive compensation was earned for this performance objective.
(9)	Mr. Zinderman and Mr. Kotek achieved 90% and 93% of their targets of $73.9 million and NIS 643.7 million, respectively, above the 70% threshold. Therefore, they earned prorated incentive compensation for this performance objective.
(10)	“Non-GAAP operating margin” is non-GAAP operating income divided by revenues. “Non-GAAP operating income” is operating income excluding stock-based compensation, amortization and one-time gains and expenses.
(11)	Mr. Zinderman and Mr. Kotek achieved 131% and 50.1% of their targets of 10.8% and 5.5%, respectively, above the 50% threshold for this performance objective. Therefore, Mr. Zinderman earned full incentive compensation for this performance objective plus an additional amount for achievement above 100% using the extended linear formula described above, and Mr. Kotek earned prorated incentive compensation for this performance objective.
(12)	Mr. Zinderman and Mr. Kotek achieved 112% and 102% of their targets of $68.7 million and NIS 672.0 million, respectively, above the 70% threshold. Therefore, each one earned full incentive compensation for this performance objective plus an additional amount for achievement above 100%, using the extended linear formula.
(13)	Mr. Segev achieved a score of 80% on his functional objectives, above the 70% threshold. Therefore, he earned prorated incentive compensation for this performance objective.
(14)	Mr. Segev, Mr. Zinderman and Mr. Kotek achieved weighted average scores across their MBOs of 90%, 33% and 67%, respectively. Therefore, they earned prorated incentive compensation for this performance objective with respect to the MBO elements which exceeded the threshold of 40%.
(15)	Mr. Gerlitz, Mr. Segev, Mr. Zinderman and Mr. Kotek achieved scores of 90%, 100%, 100% and 100%, respectively, on their PPOs, above the 40% threshold. Therefore, Mr. Gerlitz earned prorated incentive compensation for this performance objective and the others earned full incentive compensation.

The Compensation Committee did not use discretion in determining any 2009 annual cash incentive plan earnings.

2010 Performance Objectives

Executive officer cash incentive compensation targets and performance objectives for 2010 have been established by the Compensation Committee. Performance objectives and associated weights for our chief executive officer and chief financial officer for 2010 are summarized as follows:

Performance Objective	Chief Executive Officer	Chief Financial Officer
Non-GAAP EBIT/DA of the company	30%	20%
Book-to-bill ratio of the company(1)	15%	—
Cash collections of the company	—	20%
Revenues of the company	10%	10%
Non-GAAP earnings per share of the company	5%	10%
Functional objectives for non-P&L responsibilities	—	20%
MBOs and PPOs	40%	20%

(1)	“Book-to-bill ratio” is a measure that divides net bookings by “billings” (revenues) in a period. “Net bookings” are new bookings minus cancellations of, or reductions in, previously tabulated bookings. “New bookings” are multi-year revenues expected to result from new contracts and contract extensions awarded to us by our clients.

Performance objectives and associated weights for our other executive officers for 2010 are summarized as follows:

Performance Objective	Executive Officers with P&L Responsibilities	Executive Officers with Non-P&L Duties
Non-GAAP operating margin of the executive officer’s business unit	20 – 30%	—
Revenues of the executive officer’s business unit	10 – 20%	—
Non-GAAP EBIT/DA of the company	10%	25%
Revenues of the company	15%	15%
Cash collections of the executive officer’s business unit	0 – 10%	—
Book-to-bill ratio of the executive officer’s business unit	0 – 20%	—
Functional objectives for non-P&L responsibilities	—	40 – 45%
MBOs	10 – 20%	5 – 10%
PPOs	5%	10%

We followed the same methodology in determining each executive officer’s numerical performance targets this year as in prior years, and the same rules for payments against performance objectives apply as for 2009. At this time, we have no reason to believe that the 2010 cash incentive compensation targets will not be met.

For more information on the target annual cash incentive compensation for each named executive officer, aggregated across all performance objectives for that named executive officer, please refer to “Employment Arrangements” on page 40.

Bonus Awards

In addition to the annual cash incentive awards described above, we may also pay discretionary cash bonuses to executive officers and other employees from time to time, based on exceptional performance or based on achievement of significant performance objectives that were not anticipated at the time that our annual cash incentive compensation awards were granted.

No discretionary bonuses were paid to our named executive officers in 2009.

Stock Incentive Awards

We periodically grant stock option awards and RSU awards to executives, managers and other senior employees. We may also grant restricted stock awards, but we have not done so to date. In addition, we may grant options, restricted stock or RSUs in connection with an executive’s hiring or assumption of a new position. The size of each individual stock incentive grant is based on the position and performance of the employee receiving the grant. All stock incentive grants are approved by the Compensation Committee.

Before 2007, the stock options we granted vested based solely on continuing service requirements. In 2007 and 2010, we granted certain stock options that linked vesting with performance criteria. We first granted RSUs in 2008. Our policy for equity compensation awards is more fully described in “Policies with Respect to Equity Compensation Awards” on page 34.

The Compensation Committee determines the size of the equity grants to our named executive officers and other executive officers based on each executive’s role and scope of responsibility in the company and his or her level of performance, also taking into account the company’s interest in the retention of key executives on a going forward basis. The Compensation Committee intends for the value of the equity awards to bring each executive officer closer to the relevant benchmark for that executive.

The Compensation Committee considers the results of compensation survey and benchmarking studies in granting stock incentive awards. As described in “Compensation Benchmarking and Peer Group” on page 33, the results of the November 2008 and February 2010 compensation survey and benchmarking analyses showed that, without equity grants, the compensation of the company’s executive officers was below the median for our peer companies.

During 2009, no options or RSUs were granted to our executive officers, as a result of the economic downturn and the cost pressures it imposed on our business.

On March 11, 2010, we granted options to purchase 400,000 and 200,000 shares of our common stock to Mr. Gerlitz and Mr. Segev, respectively, at an exercise price of NIS 23.42, the closing price of our common stock on the Tel Aviv Stock Exchange on the grant date, or approximately $6.28 as of the grant date. Half of the options will vest and become exercisable in three equal installments on each of March 11, 2011, March 11, 2012 and March 11, 2013. The other half of the options will vest in three equal installments on each of March 11, 2011, March 11, 2012 and March 11, 2013, but will only become exercisable if the closing price of our common stock is $10.00 or more for at least 10 consecutive business days on or before March 11, 2013, otherwise they will be forfeited on March 11, 2013.

Pension Plans

We do not offer a defined benefit pension plan. In each country where we operate, we participate in the pension plan required by local regulatory authorities or dictated by customary norms, such as the Social Security program in the United States, the Severance Pay Law in Israel, the Severance Pay Law in Italy and the Provident Fund in India. These benefits are provided to all employees within each jurisdiction.

Other Elements of Compensation and Perquisites

In addition to the compensation elements previously described, we provide certain additional benefits to our employees. The following table generally illustrates the benefits we do and do not provide and identifies those employees who may be eligible to receive them.

Benefit Plan(1)	Executive Officers	Managers	Full-time Employees
Health insurance(1)	✓	✓	✓
Life/disability insurance(1)	✓	✓	✓
Defined contribution pension plan(2)	✓	✓	✓
Manager’s insurance(3)	✓	✓	✓
Advanced study fund(3)	✓	✓	✓
Defined benefit pension plan	×	×	×
Employee stock ownership plan	×	×	×
Supplemental early retirement plan	×	×	×

✓	Offered × Not Offered
(1)	Coverage levels and policy details vary by country as a result of local laws and customs.

(2)	Availability and parameters of supplemental defined contribution pension plans vary by country due to local regulations and norms. An example of such a plan is a 401(k) retirement plan in the United States.
(3)	Manager’s insurance and advanced study funds are customary benefits provided to all employees based in Israel (other than those in very junior positions). Manager’s insurance is a combination of severance savings (as required by Israeli law), defined contribution tax-qualified pension savings, and disability insurance premiums. An advanced study fund is a savings fund of pre-tax contributions to be used after a specified period of time for educational or other permitted purposes.

We also provide certain perquisites to our executive officers and selected managers. The following table generally illustrates the perquisites we do and do not provide and identifies those employees who may be eligible to receive them.

Perquisite	Certain Executive Officers	Certain Managers	Full-time Employees
Automobile allowance or company car(1)	✓	✓	(1)
Financial and tax planning services	×	×	×
Country club memberships	×	×	×
Dwellings for personal use(2)	×	×	×
Security services	×	×	×
Driver services	×	×	×
Loan forgiveness	×	×	×

✓	Offered × Not Offered
(1)	We provide car allowances or company cars only to a small number of executives, except in Israel, where it is customary to provide a company car for employees at senior levels and above.
(2)	We do not provide dwellings for personal use other than for temporary housing during job relocation.

Compensation Benchmarking and Peer Group

The Compensation Committee periodically compares base salary and incentive compensation programs for our executive officers with those of other leading IT services companies and other industrial companies to ensure that they are appropriate to our objectives, in the context of each executive officer’s individual performance and the overall performance of Ness. The Compensation Committee also considers broader industry information that it judges to be appropriate, including country-specific information.

Historically, the Compensation Committee has performed compensation market comparisons on an informal and ad hoc basis, including reviewing publicly available industry compensation data to obtain a general understanding of current compensation practices. These informal comparisons and survey activities did not involve a fixed set of peer companies, analysis of the compensation of named executive officers to percentile results from a broad compensation survey, or the use of benchmarking results to base, justify or provide a framework for compensation decisions.

In November 2008, in anticipation of annual compensation adjustments for 2009, the Compensation Committee received the results of its first formal compensation survey and benchmarking analysis. The analysis, which was performed by Frederic W. Cook & Co., Inc., a leading independent compensation consulting firm, compared the base salaries, target cash compensation and target total direct compensation of our named executives and other executive officers to the projected 2009 compensation of executive officers in three survey populations.

The first comparison was to a survey population of 14 companies in the IT services industry of approximately our size in annual revenues (“our peer companies”), using compensation data collected by Frederic W. Cook & Co., Inc. The companies surveyed were Acxiom Corporation; Analysts International Corporation; CIBER, Inc.; Computer Task Group; Gartner, Inc.; iGate Corporation; Lionbridge Technologies, Inc.; ManTech International Corporation; MAXIMUS, Inc.; NCI Information Systems, Inc.; PFSweb, Inc.; Sapient Corporation; SI International; and SRA International, Inc. The other two comparisons were to third-party compensation survey data available to Frederic W. Cook & Co., Inc., one covering the technology sector and a second covering a broader sample of U.S.-based industries.

In February 2010, the Compensation Committee retained Frederic W. Cook & Co., Inc. to update its November 2008 survey, specifically pertaining to CEO and CFO compensation. The updated survey results were used by the Compensation Committee in the determination of 2010 salary increases, non-equity incentive plan compensation awards, RSU awards and stock option awards for our executive officers.

The analyses found that the base salaries of our named executive officers and all executive officers were below the median for the surveyed groups, target cash compensation was close to the median for the surveyed groups, and target total direct compensation was slightly above the median for the surveyed groups. The Compensation Committee intends for target total direct compensation for each executive officer to be at approximately the 60th percentile of relevant benchmark results. The Compensation Committee has determined that this level of compensation strikes the correct balance between controlling costs, appropriately motivating executives to achieve defined company and personal objectives and supporting our interest in the retention of key executives on a going forward basis.

Compensation of the Chief Executive Officer

The compensation of our chief executive officer is determined periodically by the Compensation Committee, taking into account the terms of his existing employment agreement. The chief executive officer does not participate in any decisions regarding his own compensation.

The 2009 compensation of our chief executive officer, Mr. Gerlitz, was based on a variety of factors including the terms of his existing employment agreement, our contractual obligations, a comparison of the compensation of the chief executive officers of our peer companies and Mr. Gerlitz’s involvement in leading us toward the achievement of our business objectives, including the achievement of specific goals set for Mr. Gerlitz by our board of directors. See the preceding sections on elements of compensation for more information.

The Compensation Committee believes that the compensation of the chief executive officer, including compensation derived from annual cash incentives, bonuses and stock incentive awards, is within the range of compensation paid to comparable industry executives.

Policies with Respect to Equity Compensation Awards

We periodically grant stock incentive awards, including stock options and RSUs, to executives, managers or other senior employees. Typically stock incentive awards are granted for all eligible employees on the same date. We may also grant stock incentive awards in connection with an executive’s hiring or assumption of a new position. The grant date in these situations will vary throughout the year as a consequence of different hiring or promotion dates.

The size of each individual stock incentive award is based on the position and performance of the employee receiving the award. Options may be granted under any of several active stock incentive plans, some containing provisions specific to Israeli employees, others designed for United States and other employees. We may also grant restricted stock or RSUs under our Amended and Restated 2007 Stock Incentive Plan. All stock incentive awards are determined by or approved by the Compensation Committee.

Stock options provide for potential appreciation in stock price from the date that the option is granted to the date that the option is exercised. Options are granted at or above the fair market value on the grant date, and the grant dates are not selected or manipulated to achieve favorable exercise prices. Under some of our stockholder-approved stock incentive plans, we may grant stock options at a discount to fair market value, although we have not exercised this right. We do not grant stock options with a so-called “reload” feature, nor do we loan funds to employees to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, since gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Generally, stock options vest based on continuing service requirements, rather than upon the achievement of performance goals. Typically our stock option awards vest in three equal parts over three years, although we have granted stock options with varying vesting schedules from time to time. In 2005, we granted certain stock options that were fully vested at the time of the grant. In 2007 and 2010, we granted certain stock options that include performance-based vesting criteria.

RSUs are an alternate form of deferred compensation and retention mechanism for key employees. RSUs provide recipients with value to the extent of the price of the underlying shares of our common stock at their dates of vesting, and they provide for potential additional value upon the subsequent appreciation of our stock.

Generally, RSUs vest based on continuing service requirements. Since 2008, when we began awarding RSUs, they have been granted with a vesting period of four years, under which half of the underlying shares will vest on the second anniversary of the grant date, another quarter of the underlying shares will vest on the third anniversary of the grant date and the remaining underlying shares will vest on the fourth anniversary of the grant date. Future grants of RSUs may have different vesting schedules.

Employment Agreements

It is our policy to have written employment agreements with all our employees. These agreements set forth the terms under which each employee is employed, including position, duties, term of employment, compensation, ownership of developments, the employee’s obligations to us and our obligations to the employee. Employee obligations generally include non-disclosure of confidential information, non-solicitation of other employees, non-competition and sufficient notice of intent to resign or to refuse to renew the employment agreement. Our obligations generally provide for notice, or pay in lieu of notice, in case of termination other than for cause.

For executive officers and certain managers, the employment agreements may also contain provisions regarding stock incentive awards, perquisites, extended termination notice periods and severance payments following change-of-control events or constructive termination. Furthermore, our stock incentive plans permit our board of directors to accelerate the vesting of previously-granted but unvested stock options, restricted stock and RSUs in connection with a change-of-control event.

We have filed our employment agreements with our named executive officers and our stock incentive plans with the SEC.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee approves equity-based compensation for the company, reviews and approves compensation for our executive officers, including the named executive officers, and sets compensation for our chief executive officer. A copy of the Compensation Committee Charter is available on our web site at investor.ness.com under the heading “Board Committees.”

The members of the Compensation Committee at December 31, 2009 were Mr. Edelstein, Mr. Suesskind and Mr. Wolfson, all of whom are independent directors. The Compensation Committee met seven times during 2009, and each committee member attended all meetings held during the period when he served, except for Mr. Edelstein, who missed one meeting. The Compensation Committee may utilize outside consultants from time to time during the year.

The Compensation Committee has furnished the following report on executive compensation for fiscal 2009.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the preceding “Compensation Discussion and Analysis” beginning on page 27 of this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to the board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Stock Option and Compensation Committee

Morris Wolfson, Chairperson
P. Howard Edelstein
Dan S. Suesskind

Compensation Committee Interlocks and Insider Participation

Our Stock Option and Compensation Committee consists of Mr. Edelstein, Mr. Suesskind and Mr. Wolfson. Except as set forth in “Transactions with Related Persons, Promoters and Certain Control Persons” on page 15 and “Director Compensation” on page 45, none of such directors was a party to any transaction with Ness that requires disclosure under Items 404 or 407(e)(4)(iii) of Regulation S-K.

Relationship between Overall Compensation and Risk

The Compensation Committee has reviewed our compensation policies and practices and concluded that they are not reasonably likely to motivate imprudent risk taking. In this regard, we note that our compensation plans are a blend of short-term base salary, medium-term annual cash incentive plans and long-term stock incentive awards, with a significant skew toward medium- and long-term incentives at higher executive levels. Our compensation policies are more fully described in “Elements of Compensation” on page 27.

The Compensation Committee evaluated our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model. In particular:

•	our annual cash incentive plans are based on balanced performance metrics that promote disciplined progress towards longer-term company goals;
•	we do not offer significant short-term incentives that might drive high-risk investments at the expense of long-term company value;
•	our compensation programs are weighted towards offering long-term incentives that reward sustainable performance, especially when considering equity award vesting requirements;
•	our compensation awards are capped at reasonable and sustainable levels, as determined by a review of the company’s economic position and prospects, as well as the compensation offered by our peer companies;

•	we do not have business units which carry a significantly higher risk profile than the company generally;
•	our compensation policies are consistent across all business units of the company; and
•	the performance metrics, leverage, and time horizon of our compensation policies and practices match our growth and return performance, volatility and leverage, and the time horizon of our investments.

The Compensation Committee monitors our compensation policies on an ongoing basis, including determining whether our risk management objectives are being met with respect to employee compensation incentives.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation

The following table sets forth information with respect to compensation earned by our chief executive officer, our chief financial officer and our other three most highly compensated executive officers for each of the last three years. We refer to these executive officers as the “named executive officers.”

This compensation is earned in the relevant local currency for each officer, with the exception of stock awards, option awards and certain 2007 bonus and non-equity incentive plan payments, which are valued in dollars. The relevant local currency for Messrs. Gerlitz, Segev, Zinderman and Kotek for the periods presented was NIS, and for Mr. Hruška was SKK for 2007 and 2008 and euro for 2009. All amounts presented were converted from these currencies to dollars using the average exchange rates of each respective year, except for bonus payments, which were converted using the exchange rates for their payment dates, and 2009 non-equity incentive plan compensation amounts, which were converted using the average exchange rates of the first quarter of 2010, during which period the amounts were determined and paid.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(6)	Total ($)
Sachi Gerlitz(1) President and Chief Executive Officer	2009	423,177	—	—	—	168,675	—	87,398	679,250
	2008	461,382	—	215,175	678,160	264,118	—	92,776	1,711,611
	2007	368,811	—	—	817,500	125,000	—	246,404	1,557,716
Ofer Segev(2) Chief Financial Officer and EVP	2009	264,691	—	—	—	134,518	—	63,830	463,039
	2008	284,374	—	124,575	129,964	198,088	—	68,844	805,845
	2007	177,438	50,000	—	456,333	100,000	—	26,877	810,647
Michael Zinderman President, Technologies and Systems Group	2009	275,365	—	—	—	167,744	—	63,285	506,394
	2008	282,688	—	101,925	107,869	252,295	—	103,246	848,023
	2007	222,513	100,000	—	511,925	150,000	—	52,764	1,037,202
Ivan Hruška President, Ness Europe	2009	405,615	—	—	—	—	—	22,738	428,353
	2008	429,814	—	124,575	142,245	320,930	—	22,877	1,040,441
	2007	305,061	104,279	—	511,925	221,657	—	16,740	1,159,663
Effi Kotek(3) President, Ness Israel	2009	244,595	—	—	—	105,627	—	68,265	418,487

(1)	Mr. Gerlitz assumed the position of president and chief executive officer on March 16, 2007.
(2)	Mr. Segev assumed the position of chief financial officer and executive vice president on April 1, 2007.
(3)	Mr. Kotek was promoted to the position of president, Ness Israel on September 1, 2008, and he first qualified as a named executive officer in 2009.
(4)	Aggregate grant date fair values of stock awards are computed in accordance with accounting guidance, by multiplying the number of shares in each award by the closing price of our common stock on the Nasdaq Stock Market on the grant date.
(5)	Aggregate grant date fair values of option awards are computed in accordance with accounting guidance. For assumptions used in determining the fair value of option awards, see note 2o (“Accounting for stock-based compensation”) to our 2009 Consolidated Financial Statements, as filed with the SEC on Form 10-K on March 15, 2010.
(6)	Includes the items identified below:

All Other Compensation	Year	Mr. Gerlitz ($)	Mr. Segev ($)	Mr. Zinderman ($)	Mr. Hruška ($)	Mr. Kotek ($)
Sign-on bonuses	2009	—	—	—	—	—
	2008	—	—	—	—	N/A
	2007	175,000	—	—	—	N/A
Pay-out of unused vacation days	2009	—	—	—	—	—
	2008	—	—	29,972	—	N/A
	2007	—	—	—	—	N/A

All Other Compensation		Year	Mr. Gerlitz ($)	Mr. Segev ($)	Mr. Zinderman ($)	Mr. Hruška ($)	Mr. Kotek ($)
Personal use of company car(i)		2009	12,635	8,613	6,429	14,012	9,253
		2008	12,924	9,737	12,966	17,164	N/A
		2007	9,319	2,856	6,785	12,642	N/A
Personal use of company cell phone(ii)		2009	3,413	1,092	2,480	2,979	2,005
		2008	5,142	1,358	2,349	1,800	N/A
		2007	3,799	640	2,863	1,080	N/A
Contributions to manager’s insurance (retirement)		2009	4,858	12,448	7,931	—	7,276
		2008	5,135	13,465	11,636	—	N/A
		2007	4,401	4,398	7,381	—	N/A
Contributions to manager’s insurance (severance)		2009	31,949	20,589	20,675	—	18,916
		2008	34,802	22,442	19,394	—	N/A
		2007	27,884	7,326	17,105	—	N/A
Contributions to advanced study fund		2009	3,605	3,605	3,605	—	3,605
		2008	3,943	3,943	3,943	—	N/A
		2007	3,441	1,434	3,441	—	N/A
Premiums for health insurance		2009	93	93	364	3,802	93
		2008	164	164	452	3,163	N/A
		2007	121	4,788	359	2,518	N/A
Premiums for disability insurance		2009	9,588	1,017	731	—	6,479
		2008	10,390	1,176	1,604	—	N/A
		2007	9,400	440	698	—	N/A
Recreational allowance		2009	520	520	1,127	—	693
		2008	554	461	1,200	—	N/A
		2007	380	161	1,006	—	N/A
Tax gross-up for imputed income from use of a company car	*	2009	18,568	14,600	18,568	—	18,568
		2008	17,460	14,300	17,842	—	N/A
		2007	10,870	3,369	11,075	—	N/A
Tax gross-up for imputed income from meal allowances	*	2009	479	376	479	—	479
		2008	358	293	366	—	N/A
		2007	—	—	485	—	N/A
Tax gross-up for imputed income related to a holiday gift	*	2009	96	75	96	—	96
		2008	90	73	91	—	N/A
		2007	126	27	126	—	N/A
All other perquisites	*	2009	1,594	802	802	1,945	802
		2008	1,814	1,430	1,430	750	N/A
		2007	1,663	1,439	1,439	500	N/A

*	Indicates a perquisite
(i)	Assumes that the company car was used for personal use 30% of the time.
(ii)	Assumes that the cell phone was used for personal use 30% of the time.

Grants of Plan-Based Awards

The following table sets forth certain information regarding non-equity incentive plan, stock and stock option grants made to the named executive officers during the year ended December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant-Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Sachi Gerlitz	27-Jul-09	125,000	335,870	738,914	—	—	—	—	—	—	—
Ofer Segev	8-Mar-09	13,604	226,736	612,187	—	—	—	—	—	—	—
Michael Zinderman	8-Mar-09	15,116	188,947	491,261	—	—	—	—	—	—	—
Ivan Hruška	8-Mar-09	22,185	277,311	721,009	—	—	—	—	—	—	—
Effi Kotek	8-Mar-09	13,226	165,328	429,854	—	—	—	—	—	—	—

(1)	“Target” payouts assume 100% achievement of each performance objective for each non-equity incentive plan grant; “Threshold” payouts assume achievement of the specified threshold percentage for each quantitative performance objective, and 40% achievement for each non-quantitative performance objective; “Maximum” assumes the theoretical 2009 incentive payment cap, or 300%, of each quantitative performance target and 100% achievement of each non-quantitative performance objective. Potential payouts under non-equity incentive plan awards for 2010 are more fully described in “Annual Cash Incentive Compensation” on page 28. The threshold payout for Mr. Gerlitz is as specified in his employment contract. Threshold, target and maximum payouts denominated in currencies other than dollars were converted to dollars using exchange rates on the respective grant dates.

During 2009, no options, restricted stock or RSUs were granted to our executive officers.

Employment Arrangements

We enter into written employment agreements with our executive officers outlining the terms of their employment at Ness, including compensation parameters. The material terms of our employment agreements with our named executive officers are described below, including their current salaries and annual cash incentive compensation targets. For more detail on how annual cash incentive compensation is awarded, see “Annual Cash Incentive Compensation” on page 28.

Sachi Gerlitz

On March 12, 2007, we entered into an employment agreement with Issachar (Sachi) Gerlitz. Mr. Gerlitz began his employment on January 8, 2007 and on March 16, 2007 he assumed the role of president and chief executive officer. The current term of the agreement expires on December 31, 2010, but is automatically extended for successive one-year periods, unless terminated by either party upon written notice no later than six months prior to the expiration of the then-existing term. Mr. Gerlitz’s compensation is denominated in NIS. His annual base salary for 2010, which was approved by the Compensation Committee, is approximately $463,634, and the Compensation Committee also granted him an annual cash incentive award for 2010 with a target of approximately $344,735, based on the achievement of certain goals relating to the performance of the company, using the dollar-to-NIS exchange rate of March 31, 2010, except that the terms of his employment agreement provide that Mr. Gerlitz’s annual cash incentive payment may not be less than $125,000. We may terminate the agreement by providing Mr. Gerlitz with twelve months of prior written notice, and Mr. Gerlitz may terminate the agreement by providing us with six months of prior written notice. However, we may terminate Mr. Gerlitz for cause immediately if he is convicted of committing a felony. Except for termination by us for serious misconduct, Mr. Gerlitz will be entitled to all amounts deposited in his favor in pension funds, including payments made for severance pay. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Gerlitz’s employment and for one year thereafter.

Ofer Segev

On March 12, 2007, we entered into an employment agreement with Ofer Segev. Mr. Segev began his employment on March 1, 2007 and on April 1, 2007 he assumed the role of chief financial officer and executive vice president. The current term of the agreement expires on December 31, 2010, but is automatically extended for successive one-year periods, unless terminated by either party upon written notice no later than six months prior to the expiration of the then-existing term. Mr. Segev’s compensation is denominated in NIS. His annual base salary for 2010, which was approved by the Compensation Committee, is approximately $268,870, and the Compensation Committee also granted him an annual cash incentive award for 2010 with a target of approximately $258,551, based on the achievement of certain goals relating to the performance of the company, using the dollar-to-NIS exchange rate of March 31, 2010. We may terminate the agreement by providing Mr. Segev with nine months of prior written notice, and Mr. Segev may terminate the agreement by providing us with six months of prior written notice. However, we may terminate Mr. Segev for cause immediately if he is convicted of committing a felony. Except for termination by us for serious misconduct, Mr. Segev will be entitled to all amounts deposited in his favor in pension funds, including payments made for severance pay. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Segev’s employment and for one year thereafter.

Michael Zinderman

On April 1, 2006, we entered into an employment agreement with Michael Zinderman, effective as of January 1, 2006, and amended on April 1, 2007. The current term of the agreement expires on December 31, 2010, but is automatically extended for successive one year periods unless terminated as described below. Mr. Zinderman’s compensation is denominated in NIS. His annual base salary for 2010, which was approved by the Compensation Committee, is approximately $275,945, and the Compensation Committee also granted him an annual cash incentive award for 2010 with a target of approximately $215,459, based on the achievement of certain goals relating to the performance of his business unit and the company, using the dollar-to-NIS exchange rate of March 31, 2010. We may terminate Mr. Zinderman’s employment by providing twelve months prior notice, and Mr. Zinderman may terminate his employment by providing us with twelve months prior notice. In either event, Mr. Zinderman will be entitled to all amounts deposited in his favor in pension funds, including payments made for severance pay. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Zinderman’s employment and for one year thereafter.

Ivan Hruška

We entered into an employment contract with Mr. Hruška, dated December 29, 2006, replacing a previous employment contract with him. On February 26, 2010, Mr. Hruška resigned from all of his executive positions with Ness and its subsidiaries, effective March 31, 2010. Mr. Hruška’s compensation was originally denominated in SKK and was translated to euro when the Slovak Republic joined the euro zone on January 1, 2009. His annual base salary for 2010, which was approved by the Compensation Committee, was approximately $398,207, using the dollar-to-euro exchange rate of March 31, 2010. As a result of his intended departure, the Compensation Committee did not grant him an annual cash incentive award for 2010. Under his employment agreement, either party was permitted to terminate the agreement by giving six months’ prior written notice to the other party. The agreement also contained customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions applied during Mr. Hruška’s employment and for six months and one year thereafter, respectively.

Effective March 31, 2010, we entered into a separation agreement with Mr. Hruška. Under the terms of the separation agreement, Mr. Hruška’s employment terminated on that date and he received a lump severance payment of approximately $323,000. We also agreed to enter into a consulting agreement with a company held by Mr. Hruška, under the terms of which this company will receive approximately $294,000 over a period of 21 months in return for business development and strategic consulting services to be supplied by Mr. Hruška, which amount is to be paid according to certain milestones. In consideration of these benefits, Mr. Hruška extended the term of his non-compete and non-solicitation restrictions through December 31, 2011 and he released us from any and all claims related to his employment with us. At the end of the consulting period and the non-compete term, we will release to Mr. Hruška those RSUs and options granted to him on December 8, 2008 which have vested by that date; all other options granted to him were cancelled.

Effi Kotek

On March 11, 2010, we entered into an employment agreement with Ofer Kotek, replacing a previous employment contract with him. Mr. Kotek is employed on an at-will basis. Mr. Kotek’s compensation is denominated in NIS. His annual base salary for 2010, which was approved by the Compensation Committee, is approximately $245,720, and the Compensation Committee also granted him an annual cash incentive award for 2010 with a target of approximately $188,527, based on the achievement of certain goals relating to the performance of the company, using the dollar-to-NIS exchange rate of March 31, 2010. We may terminate the agreement by providing Mr. Kotek with six months of prior written notice, and Mr. Kotek may terminate the agreement by providing us with six months of prior written notice. However, we may terminate Mr. Kotek for cause immediately if he is convicted of committing a felony. In any of these events, Mr. Kotek will be entitled to all amounts deposited in his favor in pension funds, including payments made for severance pay. The agreement also contains customary assignment of rights, confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during Mr. Kotek’s employment and for one year thereafter.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding equity awards held by the named executive officers as of December 31, 2009. All of the options held as of this date were fully vested, except as noted.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Sachi Gerlitz	166,667	83,333 (1)	—	13.00	31-Dec-11	—	—	—	—
	200,000	100,000 (2)	—	12.00	3-Feb-13	—	—	—	—
	—	142,500 (3)	—	4.53	8-Dec-15	—	—	—	—
	—	—	—	—	—	47,500 (4)	233,225	—	—
Ofer Segev	66,667	33,333 (1)	—	13.00	31-Dec-11	—	—	—	—
	33,333	16,667 (5)	—	12.00	27-Aug-12	—	—	—	—
	—	82,500 (3)	—	4.53	8-Dec-15	—	—	—	—
	—	—	—	—	—	27,500 (4)	135,025	—	—
Michael Zinderman	5,395	—	—	8.47	31-Dec-10	—	—	—	—
	25,176	—	—	11.82	31-Dec-10	—	—	—	—
	20,000	—	—	11.82	31-Dec-10	—	—	—	—
	28,001	13,999 (6)	—	14.27	30-Jun-10	—	—	—	—
	66,667	33,333 (5)	—	12.00	27-Aug-12	—	—	—	—
	—	67,500 (3)	—	4.53	8-Dec-15	—	—	—	—
	—	—	—	—	—	22,500 (4)	110,475	—	—
Ivan Hruška	25,176	—	—	11.82	31-Dec-10	—	—	—	—
	25,451	—	—	8.47	31-Dec-10	—	—	—	—
	17,709	—	—	8.90	31-Dec-10	—	—	—	—
	20,000	—	—	11.82	31-Dec-10	—	—	—	—
	28,001	13,999 (6)	—	14.27	30-Jun-10	—	—	—	—
	66,667	33,333 (5)	—	12.00	27-Aug-12	—	—	—	—
	—	82,500 (3)	—	4.53	8-Dec-15	—	—	—	—
	—	—	—	—	—	27,500 (4)	135,025	—	—
Effi Kotek	7,333	3,667 (6)	—	14.27	30-Jun-10	—	—	—	—
	13,333	6,667 (5)	—	12.00	27-Aug-12	—	—	—	—
	26,666	53,334 (7)	—	12.46	01-Sep-13	—	—	—	—
	—	67,500 (3)	—	4.53	8-Dec-15	—	—	—	—
	—	—	—	—	—	22,500 (4)	110,475	—	—

(1)	These options were granted on March 16, 2007. One third of the options vested on March 16, 2008, one third vested on March 16, 2009 and the remainder vested on March 16, 2010.
(2)	These options were granted on February 4, 2008. One third of the options vested on March 16, 2008, one third vested on March 16, 2009 and the remainder vested on March 16, 2010.
(3)	These options were granted on December 8, 2008. One half of the options will vest on December 8, 2010, one quarter will vest on December 8, 2011 and the remainder will vest on December 8, 2012.
(4)	These RSUs were granted on December 8, 2008. One half of the RSUs will vest on December 8, 2010, one quarter will vest on December 8, 2011 and the remainder will vest on December 8, 2012.
(5)	These options were granted on August 28, 2007. One third of the options vested on August 28, 2008, one third vested August 28, 2009 and one third will vest on August 28, 2010.
(6)	These options were granted on January 4, 2007. Two thirds of the options vested on April 1, 2009 and one third vested on April 1, 2010, subject to certain performance criteria.From April 1, 2010 to April 30, 2010, the grantees have the right to redeem any vested unexercised options outstanding on April 1, 2010 at the price of $4.50 per share.
(7)	These options were granted on September 1, 2008. One third of the options vested on September 1, 2009, one third will vest September 1, 2010 and one third will vest on September 1, 2011.

Option Exercises and Stock Vested

No stock options or similar instruments were exercised by our named executive officers and no restricted stock, RSUs or similar instruments held by our named executive officers vested during the fiscal year ended December 31, 2009.

Pension Benefits

We do not provide a defined benefit pension plan for our employees.

Nonqualified Deferred Compensation

None of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended December 31, 2009.

Potential Payments Upon Termination or Change-in-Control

The following table provides sets forth information regarding the estimated payments that each named executive officer would receive upon a termination or change in control of the company, assuming that the triggering event occurred on December 31, 2009.

Type of Event	Voluntary Resignation	Termination for Cause	Termination Not for Cause	Constructive Termination	Retirement	Death	Disability	Change in Control of the Company
Sachi Gerlitz
Accumulated and unused leave	50,784	50,784	50,784	50,784	50,784	50,784	50,784	50,784
Severance payment, paid over time(1)	212,121	—	424,242	424,242	424,242	—	424,242	424,242
Pension plan payments(2)	104,877	—	104,877	104,877	104,877	104,877	104,877	104,877
Pro-rata annual cash incentive payment	167,935	—	335,870	335,870	335,870	335,870	335,870	335,870
Value of accelerated options	—	—	—	—	—	—	—	—
Ofer Segev
Accumulated and unused leave	13,708	13,708	13,708	13,708	13,708	13,708	13,708	13,708
Severance payment, paid over time(1)	137,480	—	206,221	206,221	206,221	—	206,221	206,221
Pension plan payments(2)	54,891	—	54,891	54,891	54,891	54,891	54,891	54,891
Pro-rata annual cash incentive payment	113,368	—	170,052	170,052	170,052	170,052	170,052	170,052
Value of accelerated options	—	—	—	—	—	—	—	—
Michael Zinderman
Accumulated and unused leave	71,136	71,136	71,136	71,136	71,136	71,136	71,136	71,136
Severance payment, paid over time(1)	281,123	281,123	281,123	281,123	281,123	—	281,123	281,123
Pension plan payments(2)	649,912	649,912	649,912	649,912	649,912	649,912	649,912	649,912
Pro-rata annual cash incentive payment	188,947	188,947	188,947	188,947	188,947	188,947	188,947	188,947
Ivan Hruška(3)
Accumulated and unused leave	—	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Lump sum severance payment	323,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Consulting services over 21 months	294,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Use of a company car for 6 months	23,353	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Effi Kotek
Accumulated and unused leave	18,332	18,332	18,332	18,332	18,332	18,332	18,332	18,332
Severance payment, paid over time(1)	126,872	—	126,872	126,872	126,872	—	126,872	126,872
Pension plan payments(2)	220,677	—	220,677	220,677	220,677	220,677	220,677	220,677
Pro-rata annual cash incentive payment	82,664	—	82,664	82,664	82,664	82,664	82,664	82,664

(1)	Computed as the sum of salary, benefits and perquisites that the executive would have received had he remained in his position through the end of his severance period, to be paid via the company’s payroll process through said date. These benefits and perquisites would be, to the best of our ability to currently estimate, in proportion to the benefits and perquisites described in the footnote to the “All Other Compensation” column of the Summary Compensation Table for the executive.
(2)	Represents deposits to pension programs earmarked as retirement pay and severance pay.
(3)	For Mr. Hruška, information provided is for his actual triggering event, dated March 31, 2010.

The following table provides sets forth information regarding the continuing obligations that each named executive officer would have upon a termination or change in control of the company.

Type of Event	Mr. Gerlitz	Mr. Segev	Mr. Zinderman	Mr. Hruška	Mr. Kotek
Term of certain obligations from event date:
Confidentiality obligation	3 years	3 years	Unlimited	3 years	Unlimited
Non-compete obligation	1 year	1 year	1 year	2 years	1 year
Non-solicitation obligation	1 year	1 year	1 year	2 years	1 year
Non-disparagement obligation	Not stated	Not stated	Not stated	Not stated	Not stated

Director Compensation

The following table sets forth information with respect to compensation earned by or awarded to each non-employee director who served on our board of directors during the year ended December 31, 2009. Directors who are employees are not compensated for their services.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Aharon Fogel	—	—	81,598	—	—	189,406	271,004
Morris Wolfson	30,400	—	27,199	—	—	—	57,599
Dr. Satyam Cherukuri	27,600	—	27,199	—	—	—	54,799
Dan S. Suesskind	29,200	—	27,199	—	—	—	56,399
P. Howard Edelstein	25,000	—	27,199	—	—	—	52,199
Gabriel Eichler	21,000	—	27,199	—	—	—	48,199
Ajit Bhushan	—	—	—	—	—	—	—

(1)	Aggregate grant date fair values of option awards are computed in accordance with accounting guidance. For assumptions used in determining the fair value of option awards, see note 2o (“Accounting for stock-based compensation”) to our 2009 Consolidated Financial Statements, as filed with the SEC on Form 10-K on March 15, 2010.
(2)	For Mr. Fogel, consists of $187,239 in compensation for advisory services, $1,530 in personal use of a company cell phone and $637 in perquisites. Mr. Fogel does not receive an annual retainer or board meeting fees.

Each of our independent directors other than Mr. Bhushan receives a $25,000 annual retainer and an annual grant of RSUs valued at $50,000, based on the average closing price for the prior June, with one-year vesting. In addition, each independent director other than Mr. Bhushan receives $7,500 annually for service on our Audit Committee, $5,000 annually for service on our Compensation Committee and $2,500 annually for service on our Nominating Governance Committee, $1,750 for each board or committee meeting attended in person, and $1,000 for each board or committee meeting attended via telephone. We may also grant stock options to these directors from time to time, at or above fair market value on the grant date, as an additional performance incentive. All members of our board of directors are eligible for reimbursement for their reasonable expenses incurred in connection with attendance at meetings of the board of directors and its committees.

On January 13, 2009, we granted options to purchase 20,000 shares of our common stock to each of Mr. Wolfson, Dr. Cherukuri, Mr. Suesskind, Mr. Edelstein and Mr. Eichler, and options to purchase 60,000 shares of our common stock to Mr. Fogel, at an exercise price of $4.53, which was higher than the closing price of our common stock on the Nasdaq Stock Market the prior business day. These options vested and became exercisable with respect to one third of the underlying shares on January 13, 2010, and will vest and become exercisable with respect to one third of the underlying shares on January 13, 2011 and with respect to the remaining underlying shares on January 13, 2012. To the extent not exercised, these options will expire on January 13, 2016.

We entered into an agreement with Mr. Fogel, our chairman of the board, on August 1, 1999, and amended such agreement as of May 31, 2001 and May 8, 2006. The current term expires on July 31, 2010 and is automatically extended for successive one-year periods, unless terminated by either party by providing written notice at least twelve months prior to the expiration of the then-existing term. Mr. Fogel is required to devote at least 50% of his time and efforts to the performance of his duties to Ness. Mr. Fogel’s annual base compensation for 2010, which was approved by the Compensation Committee, is approximately $144,000, and the Compensation Committee also granted him an annual cash incentive award for 2010 with a target of approximately $127,929, based on the achievement of certain goals relating to the performance of the company, using the dollar-to-NIS exchange rate of March 31, 2010. Over the years, Mr. Fogel has received options to purchase a total of 488,192 shares of our common stock at exercise prices of $0.58 per share (for 86,316 shares), $8.47 (for 279,946) and $11.82 (for 121,930), all of which are currently vested; and options to purchase 60,000 shares of our common stock at an exercise price of $4.53, as described above. We may terminate Mr. Fogel for cause, as defined in the agreement, immediately or for any other reason upon twelve months’ prior written notice. In the event of termination for cause, Mr. Fogel will be entitled to his base annual base compensation through the termination date. However, if the agreement is terminated for any other reason by either party, Mr. Fogel will be entitled to receive his base annual base compensation and all amounts deposited in his favor in any pension funds, including payments made for severance purposes. The agreement also contains customary confidentiality, non-competition and non-solicitation provisions. The non-competition and non-solicitation provisions apply during the term of the agreement and for one year thereafter.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about the common stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance (Excluding Securities Reflected in 1st Column)(1)
Equity compensation plans approved by security holders	5,467,773	9.17	2,053,383
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,467,773	9.17	2,053,383

(1)	The number of shares is subject to adjustments in the event of stock splits and other similar events.

INDEPENDENT PUBLIC ACCOUNTANTS

Accounting Fees

The following table describes fees for professional audit services rendered by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, our independent registered accounting firm, for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2009, and fees billed for other services rendered by Kost Forer Gabbay & Kasierer and other Ernst & Young Global affiliates during those periods.

Type of Fee	2008	2009
	(In Thousands)
Audit Fees(1)	$1,640	$1,601
Audit-Related Fees(2)	428	—
Tax Fees(3)	249	223
All Other Fees	—	—
Total	$2,318	$1,824

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings, including with respect to Sarbanes-Oxley compliance.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and are not reported under “Audit Fees.” These services relate to due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions.
(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services related to standard corporate actions.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between us and our independent registered public accounting firm. Kost Forer Gabbay & Kasierer’s engagement to conduct our audit was approved by the Audit Committee on January 10, 2010. Additionally, each permissible non-audit engagement or relationship between Ness and Kost Forer Gabbay & Kasierer or other Ernst & Young Global affiliates entered into since that date has been reviewed and approved by the Audit Committee, as provided in its charter.

We have been advised by Kost Forer Gabbay & Kasierer that substantially all of the work done in conjunction with its audit of our financial statements for the most recent fiscal year was performed by permanent full-time employees and partners of Kost Forer Gabbay & Kasierer or other Ernst & Young Global affiliates.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The members of the Audit Committee at December 31, 2009 were Dr. Cherukuri, Mr. Suesskind and Mr. Wolfson, all of whom are independent directors. The Audit Committee met five times during 2009, and each committee member attended all meetings held during the period when he served. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee are intended to be in accordance with applicable requirements for corporate audit committees.

A copy of the Audit Committee Charter is available on our web site at investor.ness.com under the heading “Board Committees.” Our independent auditors are responsible for auditing our financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee serves a broad-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. The Audit Committee’s role does not provide any special assurances with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In connection with the audit of our financial statements for the year ended December 31, 2009, the Audit Committee met with representatives from our independent registered public accounting firm, Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. The Audit Committee reviewed and discussed with Kost Forer Gabbay & Kasierer the matters required to be discussed by Statement on Auditing Standards 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

On March 11, 2010, the Audit Committee received from Kost Forer Gabbay & Kasierer the written disclosures and the letter regarding Kost Forer Gabbay & Kasierer’s communications with the Audit Committee concerning independence required by applicable requirements of the Public Company Accounting Oversight Board.

In addition, the Audit Committee reviewed and discussed with Ness management the audited financial statements relating to fiscal year ended December 31, 2009 and discussed with Kost Forer Gabbay & Kasierer the independence of Kost Forer Gabbay & Kasierer.

Based upon review and discussions described above, the Audit Committee recommended to the board of directors that the financial statements audited by Kost Forer Gabbay & Kasierer be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Audit Committee

Dr. Satyam C. Cherukuri, Chairperson
Dan S. Suesskind
Morris Wolfson

OTHER MATTERS

Our board of directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

ANNEX A: AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

NESS TECHNOLOGIES, INC.

AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN
(as amended through February 1, 2010)

A Plan under Section 102 of the Israeli Income Tax Ordinance and the United States Internal Revenue Code of 1986

1.	Name and Purpose of the Plan.
1.1.	This plan, as amended from time to time, shall be known as the Ness Technologies Inc. 2007 Stock Incentive Plan (the “2007 Plan” or the “Plan”).
1.2.	The Plan is intended as an incentive to retain in the employ of, and as directors, consultants and advisors to Ness Technologies, Inc., a Delaware corporation (the “Company”), and its subsidiaries (including any “employing company” under Section 102(a) of the Ordinance (as defined below) and any “subsidiary” within the meaning of Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”), collectively, the “Subsidiaries”), persons of training, experience and ability, to attract new employees, directors, consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries, by granting to such persons options (the “Options”) to purchase shares of the Company’s common stock, $0.01 par value per share (the “Stock”), restricted shares of Stock (“Restricted Stock”) or restricted stock units (“RSUs”). The grant of Options, Restricted Stock or RSUs is referred to herein as an “Award.”
1.3.	Awards granted under this Plan to Israeli residents shall be granted pursuant to the Israeli Income Tax Ordinance (New Version), 1961, as amended, including the Law Amending the Income Tax Ordinance (Number 132), 2002 (the “Ordinance”) and any regulations, rules or orders or procedures promulgated thereunder (the “Rules”).
1.4.	The Company intends that the Plan meet the requirements of Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that transactions of the type specified in subparagraphs (c) to (f) inclusive of Rule 16b-3 by officers and directors of the Company pursuant to the Plan will be exempt from the operation of Section 16(b) of the Exchange Act. Further, the Plan is intended to satisfy the performance-based compensation exception to the limitation on the Company’s tax deductions imposed by Section 162(m) of the Code with respect to those Options for which qualification for such exception is intended. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company’s intent as stated in this Section 1.
2.	Administration of the Plan.
2.1.	The Board of Directors of the Company (the “Board”) shall appoint and maintain as administrator of the Plan a Committee (the “Committee”) consisting of two or more directors who are “Non-Employee Directors” (as such term is defined in Rule 16b-3 of the Exchange Act) and “Outside Directors” (as such term is defined in Section 162(m) of the Code), which shall serve at the pleasure of the Board. The Committee, subject to Sections 4 and 8 hereof, shall have full power and authority to designate recipients of Awards, and to determine the terms and conditions of the applicable Option or Restricted Stock or RSU agreements (each, an “Award Agreement” and, together, the “Award Agreements”) (which need not be identical), including the vesting schedule of the Options, Restricted Stock or RSUs, which may be performance based (the “Vesting Schedule”), to interpret the provisions and supervise the administration of the Plan, to accelerate the right to exercise, in whole or in part, any previously granted Option, to grant new options in exchange for existing Options and to determine whether an Award has been earned (if performance requirements must be satisfied).
2.2.	Subject to the provisions of the Plan, the Committee shall interpret the Plan and all Awards granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defects or supply any omission or reconcile any inconsistency in the Plan or in any Awards granted under the Plan in the manner and to the extent that the Committee deems desirable to carry into effect the Plan or any Awards.
2.3.	Subject to the Company’s certificate of incorporation, as amended, and bylaws, as amended, the act or determination of a majority of the members of the Committee shall be the act or determination of the Committee and any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if such decision had been made by the Committee at a meeting duly called and held. Subject to the provisions of the Plan, any action taken or determination made by the Committee pursuant to this and the other Sections of the Plan shall be conclusive on all parties.
2.4.	The Committee may delegate to one or more executive officers of the Company the authority to grant an Award under the Plan to persons eligible to receive such Awards other than an officer or director of the Company or any other person whose transactions in the Company’s Stock are subject to Section 16 of the Exchange Act (an “Insider”).
2.5.	In the event that for any reason the Committee is unable to act or if the Committee at the time of any Award or other acquisition under the Plan does not consist of two or more Non-Employee Directors, or if there shall be no such Committee, then the Plan shall be administered by the Board, and references herein to the Committee (except in the proviso to this sentence) shall be deemed to be references to the Board, and any such grant, award or other acquisition may be approved or ratified in any other manner contemplated by subparagraph (d) of Rule 16b-3; provided, however, that Options granted to the Company’s Chief Executive Officer or to any of the Company’s other four most highly compensated officers that are intended to qualify as performance-based compensation under Section 162(m) of the Code may only be granted by the Committee.
3.	Scope of the Plan.
3.1.	Subject to the terms of Section 3.3 hereof, the total number of shares of Stock reserved and available for grant and issuance pursuant to this Plan will be 7,000,000. In addition, if shares of Stock are subject to an Award that terminates without such shares of Stock being issued, then such shares of Stock will again be available for grant and issuance under this Plan. Should any Option expire or be canceled prior to its exercise or vesting in full or should the number of shares of Stock to be delivered upon the exercise or vesting in full of an Option, Restricted Stock or RSU be reduced for any reason, the shares of Stock theretofore subject to such Award may be subject to future Awards under the Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Code.
3.2.	The Company will at all times reserve and keep available the number of shares of Stock necessary to satisfy the requirements of all Awards then outstanding under this Plan. The shares of Stock subject to the Plan shall consist of unissued shares, treasury shares or previously issued shares held by any Subsidiary of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose. Any of such shares of Stock that may remain unissued and that are not subject to outstanding Options or RSUs at the termination of the Plan shall cease to be reserved for the purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirement of the Plan.

3.3.	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee’s proportionate interest shall be maintained as immediately before the occurrence of such event. Appropriate adjustments shall also be made in the case of outstanding Restricted Stock or RSUs granted under the Plan. The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 422 of the Code (in the case of an Incentive Option) and Section 409A of the Code (in the case of grantees potentially subject to Section 409A of the Code).
4.	Eligibility.
4.1.	The persons eligible for participation in the Plan as recipients of Options (the “Optionees”) or Restricted Stock or RSUs (the “Grantees” and, together with Optionees, the “Participants”) shall include employees, officers and directors of, and, subject to their meeting the eligibility requirements to participate in an “employee benefit plan” as defined in Rule 405 promulgated under the Securities Act (as defined below), consultants and advisors to, the Company or any Subsidiary.
4.2.	In selecting Participants, and in determining the number of shares to be covered by each Option granted to Participants, the Committee may consider any factors it deems relevant, including without limitation, the office or position held by the Participant or the Participant’s relationship to the Company, the Participant’s degree of responsibility for and contribution to the growth and success of the Company or any Subsidiary, the Participant’s length of service, promotions and potential. A Participant who has been granted an Award hereunder may be granted additional Awards if the Committee shall so determine.
5.	Options Granted Under the Ordinance.
5.1.	Options granted under Section 102 of the Ordinance (“102 Options”) may be granted only to Israeli employees and Office Holders excluding any “Controlling Holders” as such term is defined in the Ordinance. Options granted under Section 3(i) of the Ordinance (“3(i) Options”) may be granted only to consultants and to any Israeli employees or Office Holders who are Controlling Holders.
5.2.	102 Options shall be either (a) capital gains track options under Section 102(b)(2), in which income resulting from the sale of Stock underlying the Options is taxed as capital gain (“Capital Gains Options”), (b) ordinary income track options under Section 102(b)(1), in which income resulting from the sale of Stock underlying the Options is taxed as ordinary income (“Ordinary Income Options” and, together with the Capital Gains Options, the “Approved 102 Options”) or (c) options granted pursuant to Section 102(c) (“Unapproved 102 Options”).
5.3.	The Company’s election of the type of Approved 102 Options as Capital Gains Options or Ordinary Income Options granted to optionees (the “Election”), shall be appropriately filed with the Israeli Tax Authorities (the “ITA”) before the date of grant of an Approved 102 Option. Such Election shall become effective beginning the first grant of an Approved 102 Option under this Plan and shall remain in effect until the end of the year following the year during which the Company first granted Approved 102 Options. The Election shall obligate the Company to grant only the type of Approved 102 Option it has elected, and shall apply to all Optionees who were granted Approved 102 Options during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Options during such period.

5.4.	Without derogating from anything to the contrary contained herein, solely for the purpose of determining the tax liability pursuant to Section 102(b)(3) of the Ordinance, if at the date of grant of Approved 102 Options the Company’s shares are listed on any established stock exchange or a national market system or if the Company’s shares will be registered for trading within ninety (90) days following such date of grant, the value of a share of Stock at such date of grant shall be determined in accordance with the average value of the Company’s shares of Stock on the thirty (30) trading days immediately preceding the date of grant or on the thirty (30) trading days immediately following the date of registration for trading, as the case may be.
5.5.	With respect to Unapproved 102 Options, if the Optionee ceases to be employed by the Company or any Subsidiary, the Optionee shall extend to the Company and/or its Subsidiary a security or guarantee for the payment of tax due at the time of sale of shares of Stock, all in accordance with the provisions of Section 102 and the Rules.
5.6.	Trustee. All Approved 102 Options must be held by a person appointed by the Company to serve as a trustee and approved by the ITA in accordance with the provisions of Section 102(a) of the Ordinance (the “Trustee”) in accordance with the following:
5.6.1.	Approved 102 Options which shall be granted under the Plan and/or any shares of Stock allocated or issued upon exercise of such Approved 102 Options and/or other shares of Stock received subsequently following any realization of rights, including without limitation, bonus shares, shall be allocated or issued to the Trustee and held for the benefit of the Optionees for such period of time as required by Section 102 or the Rules (the “Holding Period”). In the case the requirements for Approved 102 Options are not met, then the Approved 102 Options may be treated as Unapproved 102 Options, all in accordance with the provisions of Section 102 and the Rules.
5.6.2.	Notwithstanding anything to the contrary, the Trustee shall not release any shares of Stock allocated or issued upon exercise of Approved 102 Options prior to the full payment of the Optionee’s tax liabilities arising from Approved 102 Options which were granted to him and/or any shares of Stock allocated or issued upon exercise of such Options.
5.6.3.	With respect to any Approved 102 Option, subject to the provisions of Section 102 and the Rules, an Optionee shall not sell or release from trust any shares of Stock received upon the exercise of an Approved 102 Option and/or any shares of Stock received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under the Rules shall apply to, and shall be borne by, such Optionee.
5.6.4.	Upon receipt of an Approved 102 Option, the Optionee will sign an undertaking to release the Trustee from any liability in respect of any action or decision duly taken and executed in good faith in relation with the Plan or any Approved 102 Option or shares of Stock granted to him thereunder.
5.7.	The grant of Approved 102 Options shall be conditioned upon the approval of this Plan by the Israeli Tax Authorities. In addition, the provisions of the Plan and/or the Award Agreement shall be subject to the provisions of the Ordinance and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the Plan and of the Award Agreement. Any provision of the Ordinance and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to the

Ordinance, which is not expressly specified in the Plan or the Award Agreement, shall be considered binding upon the Company and the Optionees.
5.8.	The Committee shall have the authority, without limitation, to determine which method, the capital gain method or the work income method or any other method available under Section 102 of the Ordinance, shall be adopted for the purposes of the Plan and to appoint a Trustee, if the Committee deems it advisable or necessary.
6.	Options Granted under the Code.
6.1.	Options granted to employees of the Company or of one of its Subsidiaries, who are not residents of the State of Israel, shall either constitute incentive stock options within the meaning of Section 422 of the Code (“Incentive Options”), while certain other Options granted pursuant to the Plan shall be nonqualified stock options (“Nonqualified Options”).
6.2.	Subject to meeting all applicable requirements, the Committee shall have the authority, without limitation, to designate which Options granted under the Plan shall be Incentive Options and which shall be Nonqualified Options.
6.3.	The maximum number of shares of Stock that may be subject to Incentive Options or Nonqualified Options granted under the Plan to any individual in any calendar year shall not exceed 250,000 shares (subject to adjustment pursuant to Section 3.3 hereof), and the method of counting such shares shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code; provided, however, that new employees of the Company or of any Subsidiary (including new employees who are also officers and directors of the Company or any Subsidiary), will be eligible to receive Options to purchase up to a maximum of 750,000 of the Company’s Stock in the calendar year in which they commence their employment.
6.4.	The aggregate Fair Market Value (as hereinafter defined), determined as of the date the Incentive Option is granted, of Stock for which Incentive Options are exercisable for the first time by any Optionee during any calendar year under the Plan (and/or any other stock option plans of the Company or any Subsidiary) shall not exceed $100,000.
6.5.	Optionee shall be required as a condition of the exercise to furnish to the Company any payroll (employment) tax required to be withheld. In the case of an Incentive Option, if the Optionee makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares of Stock issued to him upon exercise of an Incentive Option granted under the Plan within the two-year period commencing on the day after the date of the grant of such Incentive Option or within a one-year period commencing on the day after the date of transfer of the share or shares to him pursuant to the exercise of such Incentive Option, he shall, within 10 days after such disposition, notify the Company thereof.
7.	Other Awards.

All other types of Awards not referenced in Sections 5 and 6 may be granted to any employee, officer, director or consultant of the Company or any Parent or Subsidiary; provided that with respect to any consultant, however, that such consultant is a natural person and the Award is in full or partial compensation for bona fide services unconnected with any offer and sale of securities in a capital-raising transaction.

8.	Terms and Conditions of Options.

Options granted under the Plan shall be subject to the following conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

8.1.	Option Price. The exercise price of each share of Stock purchasable under the Options shall be determined by the Committee at the time of grant, subject to the conditions set forth in the immediately following sentence. The exercise price of each share of Stock purchasable under an Incentive Option shall not be less than 100% of the Fair Market Value (as hereinafter defined) of such share of Stock on the date the Incentive Option is granted; provided, however, that with respect to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, the exercise price per share of Stock shall be at least 110% of the Fair Market Value per share of Stock on the date of grant. The exercise price of each share of Stock purchasable under any Option other than an Incentive Stock Option shall not be less than 100% of the Fair Market Value of such share of Stock on the date the Option is granted; provided, however, and notwithstanding any future amendment to the minimum exercise price of a Nonqualified Option, that if an option granted to the Company’s Chief Executive Officer or to any of the Company’s other four most highly compensated officers is intended to qualify as performance-based compensation under Section 162(m) of the Code, the exercise price of such Option shall not be less than 100% of the Fair Market Value of such share of Stock on the date the Option is granted. The exercise price for each Option shall be subject to adjustment as provided in Section 3.3 herein. Notwithstanding anything to the contrary contained herein, in no event shall the exercise price of a share of Stock be less than the minimum price permitted under the rules and policies of any national securities exchange on which the shares of Stock are listed.

“Fair Market Value” means the closing price of publicly-traded shares of Stock on the principal securities exchange, including the Nasdaq Stock Market, on which shares of Stock are listed (if the shares of Stock are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly-traded shares of Stock in the over-the-counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code.

8.2.	Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date such Option is granted and in the case of an Incentive Option granted to an Optionee who, at the time such Incentive Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, no such Incentive Option shall be exercisable more than five years after the date such Incentive Option is granted.
8.3.	Exercisability. Subject to Section 6.4 hereof, Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant.
8.4.	Method of Exercise. Options to the extent then exercisable may be exercised in whole or in part at any time during the option period, by giving written notice to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the exercise price, in cash, or by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (i) in the form of Stock owned by the Optionee (based on the Fair Market Value of the Stock on the trading day before the Option is exercised) which is not the subject of any pledge or security interest, (ii) in the form of shares of Stock withheld by the Company from the shares of Stock otherwise to be received with such withheld shares of Stock having a Fair Market Value on the date of exercise equal to the exercise price of the Option, or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Company is at least equal to such exercise price and except with respect to (ii) above, such method of payment will not cause a disqualifying disposition of all or a portion of the Stock received upon exercise of an Incentive Option. An Optionee shall have the right to dividends and other rights of a stockholder with respect to shares of Stock purchased upon exercise of an Option at such time as the Optionee has (i) given written notice of exercise and has paid in full for such shares and (ii) has satisfied such conditions that may be imposed by the Company with respect to the withholding of taxes.
8.5.	Non-transferability of Options and Shares of Stock Underlying Options.
8.5.1.	Except as provided in Section 8.5.3 hereof, during the lifetime of an Optionee, only the Optionee (or, in the event of legal incapacity or incompetence, the Optionee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.5.3 hereof, no Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution except pursuant to a domestic relations order.
8.5.2.	With respect to Approved 102 Options, as long as Options and/or shares of Stock are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Options and the shares of Stock are personal, and cannot be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.
8.5.3.	An Optionee may transfer by gift all or part of an Option that is not an Incentive Option to any “family member” (as that term is defined under Rule 701(c)(3) of the Securities Act, as amended or any successor provision of law); provided, that (x) there shall be no consideration for any such transfer and (y) subsequent transfers of transferred Options shall be prohibited except those made in accordance with this Section 8.5.3 or by will or the laws of descent and distribution or pursuant to a domestic relations order and otherwise in compliance with applicable U.S. federal and state and foreign securities laws. Following any permitted transfer hereunder, any transferred Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to such transfer, provided that for purposes of this Section 8.5.3 the term “Optionee” shall be deemed to refer to the transferee and the transferee shall agree to be bound by the terms and conditions of the Options and this Plan. The events of termination of the employment or other relationship of Section 8.9 hereof shall continue to be applied with respect to the original Optionee, following which the Option shall be exercisable by the transferee only to the extent and for the periods specified in Section 8.6, 8.7, 8.8, or 8.9 hereof.
8.6.	Termination by Reason of Death. Unless otherwise determined by the Committee at grant, if any Optionee’s employment with or service to the Company or any Subsidiary terminates by reason of death, the Options granted to such employee may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one year after the date of such death or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.
8.7.	Termination by Reason of Disability. Unless otherwise determined by the Committee at grant, if any Optionee’s employment with or service to the Company or any Subsidiary terminates by reason of total and permanent disability, any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to Disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after 30 days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such 30-day period, any unexercised Option held by such Optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one year after the date of such death or for the stated term of such Option, whichever period is shorter.
8.8.	Termination by Reason of Retirement. Unless otherwise determined by the Committee at grant, if any Optionee’s employment with or service to the Company or any Subsidiary terminates by reason of Normal or Early Retirement (as such terms are defined below), any Option held by such Optionee may thereafter be exercised to the extent it was exercisable at the time of such Retirement (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after 90 days after the date of such termination of employment or service or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such 90-day period, any unexercised Option held by such Optionee shall thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of one year after the date of such death or for the stated term of such Option, whichever period is shorter.

For purposes of this paragraph, “Normal Retirement” shall mean retirement from active employment with the Company or any Subsidiary on or after the normal retirement date specified in the applicable Company or Subsidiary pension plan or if no such pension plan exists, age 65, and “Early Retirement” shall mean retirement from active employment with the Company or any Subsidiary pursuant to the early retirement provisions of the applicable Company or Subsidiary pension plan or if no such pension plan exists, age 55.

8.9.	Other Termination. Unless otherwise determined by the Committee at grant, if any Optionee’s employment with or service to the Company or any Subsidiary terminates for any reason other than death, Disability or Normal or Early Retirement, the Option shall thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of employment or service may be exercised for the lesser of 90 days after the date of termination or the balance of such Option’s term if the Optionee’s employment or service with the Company or any Subsidiary is terminated by the Company or such Subsidiary without cause (the determination as to whether termination was for cause to be made by the Committee). The transfer of an Optionee from the employ of or service to the Company to the employ of or service to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of employment or service for purposes of the Plan.
8.10.	Option Agreement. Each Option granted pursuant to the Plan shall be evidenced by a written Award Agreement between the Company and the Optionee, in such form as the Committee shall from time to time approve. Each Award Agreement shall state, among other matters, the number of shares of Stock to which the Option relates, the type of Option granted thereunder (whether a Capital Gains Option, Ordinary Income Option, Unapproved 102 Option, 3(i) Option, Incentive Option or Nonqualified Option), the Vesting Dates, the exercise price per share, the expiration date and such other terms and conditions as the Committee in its discretion may prescribe, provided that they are consistent with this Plan.
9.	Terms and Conditions of Restricted Stock and Restricted Stock Units.
9.1.	Restricted Stock. Restricted Stock may be granted under this Plan aside from, or in association with, any other Award and shall be subject to the following conditions and shall contain such additional terms and conditions (including provisions relating to the acceleration of vesting of Restricted Stock upon a Change of Control), not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
9.1.1.	Grantee rights. A Grantee shall have no rights to an Award of Restricted Stock unless and until the Grantee accepts the Award within the period prescribed by the Committee and, if the Committee shall deem desirable, makes payment to the

Company in cash, or by check or such other instrument as may be acceptable to the Committee. After acceptance and issuance of a certificate or certificates, or delivery by electronic issuance, as provided for below, the Grantee shall have the rights of a stockholder with respect to Restricted Stock subject to the non-transferability and forfeiture restrictions described in Section 9.1.4 below.
9.1.2.	Issuance of Shares. The Company shall issue in the Grantee’s name either through delivery by electronic issuance or by way of a certificate or certificates for the shares of Stock associated with the Award promptly after the Grantee accepts such award.
9.1.3.	Delivery of Certificates. Unless otherwise provided, any certificate or certificates issued evidencing shares of Restricted Stock shall not be delivered to the Grantee, nor shall there be any delivery by electronic issuance to the Grantee, until such shares are free of any restrictions specified by the Committee at the time of grant.
9.1.4.	Forfeitability, Non-transferability of Restricted Stock. Shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied. Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed. Unless otherwise provided by the Committee at or after grant, distributions in the form of dividends or otherwise of additional shares or property in respect of shares of Restricted Stock shall be subject to the same restrictions as such shares of Restricted Stock.
9.1.5.	Change in Control. The Company may accelerate the vesting, effective upon a Change in Control as defined in Section 10.2. The Committee may accelerate the vesting of outstanding Restricted Stock, in whole or in part, as determined by the Committee, in its sole discretion.
9.1.6.	Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be an employee or otherwise associated with the Company for any other reason, all shares of Restricted Stock theretofore awarded to such Grantee which are still subject to restrictions shall be forfeited. The Committee may provide (on or after grant) that restrictions or forfeiture conditions relating to shares of Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.
9.2.	Restricted Stock Units. Restricted Stock Units may be granted under this Plan aside from, or in association with, any other Award and shall be subject to the following conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:
9.2.1.	Grantee rights. A Grantee shall have no rights to an Award of RSUs unless and until Grantee accepts the Award within the period prescribed by the Committee. The Grantee shall not have the rights of a stockholder until the RSUs vest and the shares of Stock underlying the RSUs are issued or transferred to the Grantee.
9.2.2.	Forfeitability and Non-transferability of Restricted Stock Units. RSUs are forfeitable until the terms of the RSU grants are satisfied. RSUs are not transferable, except to the extent, if any, set forth in a RSU grant. However, the Committee in its sole discretion may permit a transfer pursuant to a domestic relations order.

9.2.3.	Issuance of Certificates. The Company shall issue in the Grantee’s name either through delivery by electronic issuance or by way of a certificate or certificates for the shares of Stock associated with the award promptly after vesting of the RSUs.
9.2.4.	Change in Control. The Company may accelerate the vesting, effective upon a Change in Control as defined in Section 10.2. The Committee may accelerate the vesting of outstanding RSUs, in whole or in part, as determined by the Committee, in its sole discretion.
9.2.5.	Termination of Employment. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be an employee or otherwise associated with the Company for any other reason before full vesting of the RSUs, all unvested RSUs theretofore awarded to such Grantee shall be forfeited. The Committee may provide (on or after grant) that forfeiture conditions relating to RSUs will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part forfeiture conditions relating to RSUs.
10.	Change in Control.
10.1.	The Company may accelerate the vesting, effective upon a Change in Control (as hereinafter defined). The Committee may accelerate the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding Option shall terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee shall receive, with respect to each share of Company Stock subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of such Option; such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee shall determine in its sole discretion.
10.2.	For purposes of the Plan, a Change in Control shall be deemed to have occurred if:
10.2.1.	a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Company or its Subsidiaries, and their affiliates;
10.2.2.	the Company shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its Subsidiaries, and their affiliates;
10.2.3.	the Company shall sell substantially all of its assets to another corporation that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its Subsidiaries and their affiliates; or

10.2.4.	a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the shareholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person), any employee benefit plan of the Company or its Subsidiaries, and their affiliates.
10.3.	For purposes of this Section 10, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Exchange Act. In addition, for such purposes, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.
10.4.	The Committee may determine, at its sole discretion, that the terms of Options granted pursuant to the Plan shall provide for additional benefits to be granted to the Optionee in the event of a Change in Control. Any such additional benefits will not be subject to any tax benefits granted to Optionees in connection with the Award and will be taxed pursuant to the provisions of the Ordinance and the Code, as applicable.
11.	Effective Date of Plan; Term of Plan.

The Plan shall be effective on April 23, 2007; provided, however, that the Plan shall subsequently be approved by majority vote of the Company’s stockholders generally entitled to vote at a meeting of stockholders not later than the April 22, 2008. No Award shall be granted pursuant to the Plan on or after April 22, 2017, but Awards theretofore granted may extend beyond that date.

12.	Purchase for Investment.

Unless the Options and shares covered by the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Company has determined that such registration is unnecessary, each person exercising an Option under the Plan may be required by the Company to give a representation in writing that he is acquiring the securities for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Committee may impose any additional or further restrictions on awards of Options or Restricted Stock or RSUs as shall be determined by the Committee at the time of award.

13.	Taxes.
13.1.	Any tax consequences arising from the grant or exercise of any Option or Award of Restricted Stock or RSUs, from the payment for Stock covered thereby or from any other event or act (of the Company and/or its Subsidiaries, the Trustee or the Participant), hereunder, shall be borne solely by the Participant. The Company and/or its Subsidiaries and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its Subsidiaries and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.
13.2.	The Company and/or, when applicable, the Trustee shall not be required to release any Stock certificate to a Participant until all required payments have been fully made.

13.3.	To the extent provided by the terms of an Award Agreement, the Participant may satisfy any tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) subject to the Committee’s approval on the payment date, authorizing the Company to withhold shares of Stock from the shares otherwise issuable to the Participant as a result of the exercise or acquisition of Stock under an Option or Restricted Stock or RSU in an amount not to exceed the minimum amount of tax required to be withheld by law; or (iii) subject to Committee approval on the payment date, delivering to the Company owned and unencumbered shares.
13.4.	The Company may make such provisions as it may deem appropriate, consistent with applicable law, in connection with any Options or Restricted Stock or RSUs granted under the Plan with respect to the withholding of any taxes (including capital gains, income or employment taxes) or any other tax matters.
14.	Public Offering.

As a condition of Participation in this Plan, each Participant shall be obligated to cooperate with the Company and the underwriters in connection with any public offering of the Company’s securities and any transactions relating to a public offering, and shall execute and deliver any agreements and documents, including without limitation, a lock-up agreement, that may be requested by the Company or the underwriters. The Participants’ obligations under this Section 14 shall apply to any Stock issued under the Plan as well as to any and all other securities of the Company or its successor for which Stock may be exchanged or into which Stock may be converted.

15.	Amendment and Termination.
15.1.	The Board may amend, suspend, or terminate the Plan, except that no amendment shall be made that would impair the rights of any Participant under Award theretofore granted without the Participant’s consent, and except that no amendment shall be made which, without the approval of the stockholders of the Company would:
15.1.1.	materially increase the number of shares that may be issued under the Plan, except as is provided in Section 3.3;
15.1.2.	materially increase the benefits accruing to the Participants under the Plan;
15.1.3.	materially modify the requirements as to eligibility for participation in the Plan;
15.1.4.	decrease the exercise price of an Incentive Option to less than 100% of the Fair Market Value per share of Stock on the date of grant thereof or the exercise price of a Nonqualified Option to less than 100% of the Fair Market Value per share of Stock on the date of grant thereof; or
15.1.5.	extend the term of any Option beyond that provided for in Section 8.2.
15.2.	The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any Participant without the Participant’s consent. The Committee may also substitute new Awards for previously granted Awards, including options granted under other plans applicable to the Participant and previously granted Options having higher option prices, upon such terms as the Committee may deem appropriate.

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to continue to qualify for the award of Incentive Options under Section 422 of the Code.

It is the intention of the Board that the Plan comply strictly with the provisions of Section 409A of the Code, the Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”) and the Committee shall exercise its discretion in granting Awards hereunder (and the terms of such Awards), accordingly. The Plan and any grant of an Award hereunder may be amended from time to time (without, in the case of an Award, the consent of the Participant) as may be necessary or appropriate to comply with the Section 409A Rules.

16.	Re-Pricing of Options; Replacement Options.

The Company shall not re-price any Options or issue any replacement Options unless the Option re-pricing or Option replacement shall have been approved by the holders of a majority of the outstanding shares of the voting stock of the Company generally entitled to vote at a meeting of stockholders.

17.	Government Regulations.

The Plan, and the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies, national securities exchanges and interdealer quotation systems as may be required.

18.	General Provisions.
18.1.	Certificates. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, or other securities commission having jurisdiction, any applicable Federal or state securities law, any stock exchange or interdealer quotation system upon which the Stock is then listed or traded and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
18.2.	Employment Matters. The adoption of the Plan shall not confer upon any Participant of the Company or any Subsidiary any right to continued employment or, in the case of a Participant who is a director, continued service as a director, with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the employment of any of its employees, the service of any of its directors or the retention of any of its consultants or advisors at any time.
18.3.	Limitation of Liability. No member of the Board or the Committee, or any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation. Such indemnification shall be in addition to any rights of indemnification such person may have as a director or otherwise under the Company’s incorporation documents, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.
18.4.	Registration of Stock. Notwithstanding any other provision in the Plan, no Stock may be issued in connection with any Award unless such Stock has been registered under the Securities Act and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration in the United States. The Company shall not be under any obligation to register under applicable federal or state securities laws any Stock issued in connection with any Award hereunder in order to permit the issuance and sale of the Stock subject to such Award, although the Company may in its sole discretion register such Stock at such time as the Company shall determine. If the Company chooses to comply with such an exemption from registration, the Stock issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Stock represented thereby, and the Committee may also give appropriate stop transfer instructions with respect to such Stock to the Company’s transfer agent.
19.	Non-Uniform Determinations.

The Committee’s determinations under the Plan, including, without limitation, (i) the determination of the Participants to receive awards, (ii) the form, amount and timing of such awards, (iii) the terms and provisions of such awards and (ii) the agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, awards under the Plan, whether or not such Participants are similarly situated.

20.	Governing Law; Jurisdiction.

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws, subject to the terms of Section 1.4 hereof. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

NESS TECHNOLOGIES, INC.

April 23, 2007

(as amended through February 1, 2010)

NESS TECHNOLOGIES, INC.

ANNUAL MEETING OF STOCKHOLDERS — JUNE 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Ness Technologies, Inc., a Delaware corporation (the “Company”), hereby appoints Sachi Gerlitz, Ofer Segev and Ilan Rotem, and each of them, each with full power of substitution, as proxies, to vote all capital stock of the Company that the stockholder would be entitled to vote on all matters that may properly come before the Company’s Annual Meeting of the Stockholders to be held at 2:00 p.m., local time, on June 7, 2010 (the “Annual Meeting”) at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, 2nd Floor, New York, NY 10022, and any adjournments or postponements thereof. The undersigned stockholder hereby revokes any proxy or proxies heretofore given by the undersigned for the Annual Meeting.

This proxy when properly executed and returned will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the recommendations of the Board. The proxies are also authorized to vote upon all other matters as may properly come before the Annual Meeting in accordance with their discretion.

Important Notice Regarding the Internet Availability of Proxy Materials
for the Stockholder Meeting to be Held on June 7, 2010

This proxy statement, our form of proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009 are available on the Internet at the following address:

http://proxymaterials.ness.com

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board recommends a vote FOR the election of the listed nominees.

1.	Election of nominees named below to the Board of Directors of the Company.
☐	FOR ALL NOMINEES.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES.
☐	FOR ALL EXCEPT (See instructions below)
Nominees:	O Aharon Fogel O Sachi Gerlitz O Morris Wolfson O Dr. Satyam C. Cherukuri O Dan S. Suesskind O P. Howard Edelstein O Gabriel Eichler O Ajit Bhushan

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

The Board recommends a vote FOR the following proposal.

2.	To approve an amendment to the Amended and Restated 2007 Stock Incentive Plan.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends a vote FOR the following proposal.

3.	To ratify the appointment of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy may be revoked prior to the time it is voted by delivering to the Secretary of the Company either a written revocation or a proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

PLEASE ACT PROMPTLY

PLEASE SIGN AND DATE THIS PROXY CARD
AND RETURN IT IN THE ENCLOSED ENVELOPE TODAY

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

DATE:	(Signature of Stockholder)
DATE:	(Signature of Stockholder)
Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.